Exhibit 10.1

EXECUTION VERSION

$577,625,000

CREDIT AGREEMENT

among

VCPH HOLDING CORP.,

as Holdings

WOLVERINE HEALTHCARE ANAL YTICS, INC. (which on the Closing Date will be merged into Thomson Reuters (Healthcare) Inc.),

as Borrower

The Several Lenders from Time to Time Parties Hereto,

MORGAN STANLEY SENIOR FUNDING, INC. and UBS SECURITIES LLC,

as Co-Documentation Agents,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of June 6, 2012

J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED, MORGAN STANLEY SENIOR FUNDING, INC., AND UBS

SECURITIES LLC,

as Joint Arrangers and Bookrunners,

i

3.3 Fees and Other Charges	68
3.4 L/C Participations	69
3.5 Reimbursement Obligation of the Borrower	70
3.6 Obligations Absolute	70
3.7 Letter of Credit Payments	71
3.8 Applications	71

SECTION 4. REPRESENTATIONS AND WARRANTIES	71

4.1 Financial Condition	71
4.2 No Change	72
4.3 Existence; Compliance with Law	72
4.4 Power; Authorization; Enforceable Obligations	72
4.5 No Legal Bar	73
4.6 Litigation	73
4.7 No Default	73
4.8 Ownership of Property; Liens	73
4.9 Intellectual Property	73
4.10 Taxes	74
4.11 Federal Regulations	74
4.12 Labor Matters	74
4.13 ERISA	75
4.14 Investment Company Act; Other Regulations	75
4.15 Subsidiaries	75
4.16 Use of Proceeds	75
4.17 Environmental Matters	75
4.18 Accuracy of Information, etc	76
4.19 Security Documents	77
4.20 Solvency	78
4.21 Regulation H	78
4.22 Certain Documents	78
4.23 Anti-Terrorism Laws	78
4.24 No Conflict with Customs, International Trade and OFAC Laws	78

SECTION 5. CONDITIONS PRECEDENT	79

5.1 Conditions to Initial Extension of Credit	79
5.2 Conditions to Each Extension of Credit	82

SECTION 6. AFFIRMATIVE COVENANTS	82

6.1 Financial Statements	82

6.2 Certificates; Other Information	84
6.3 Payment of Obligations	85
6.4 Maintenance of Existence; Compliance	85
6.5 Maintenance of Property; Insurance	85
6.6 Inspection of Property; Books and Records; Discussions	86
6.7 Notices	86
6.8 Environmental Laws	87
6.9 Maintenance of Ratings	87
6.10 Additional Collateral, etc	87
6.11 Quarterly Lender Calls	88
6.12 Post-Closing Actions	89

SECTION 7. NEGATIVE COVENANTS	89

7.1 Consolidated Senior Secured Leverage Ratio	89
7.2 Indebtedness	90
7.3 Liens	93
7.4 Fundamental Changes	96
7.5 Disposition of Property	97
7.6 Restricted Payments	98
7.7 [Reserved]	101
7.8 Investments	101
7.9 Payments and Modifications of Certain Debt Instruments	103
7.10 Transactions with Affiliates	103
7.11 Sales and Leasebacks	105
7.12 Swap Agreements	105
7.13 Changes in Fiscal Periods	105
7.14 Negative Pledge Clauses	105
7.15 Clauses Restricting Subsidiary Distributions	106
7.16 Lines of Business	106
7.17 Amendments to Acquisition Documentation	107

SECTION 8. EVENTS OF DEFAULT	107

8.1 Events of Default	107
8.2 Right to Cure	111

SECTION 9. THE AGENTS	112

9.1 Appointment	112
9.2 Delegation of Duties	112
9.3 Exculpatory Provisions	112

9.4 Reliance by Administrative Agent	113
9.5 Notice of Default	113
9.6 Non-Reliance on Agents and Other Lenders	113
9.7 Indemnification	114
9.8 Agent in Its Individual Capacity	114
9.9 Successor Administrative Agent	115
9.10 Co-Documentation Agents and Syndication Agent	115

SECTION 10. MISCELLANEOUS	115

10.1 Amendments and Waivers	115
10.2 Notices	119
10.3 No Waiver; Cumulative Remedies	123
10.4 Survival of Representations and Warranties	123
10.5 Payment of Expenses and Taxes	123
10.6 Successors and Assigns; Participations and Assignments	124
10.7 Adjustments; Set-off	129
10.8 Counterparts	130
10.9 Severability	130
10.10 Integration	130
10.11 GOVERNING LAW	130
10.12 Submission To Jurisdiction; Waivers	131
10.13 Acknowledgements	131
10.14 Releases of Guarantees and Liens	131
10.15 Confidentiality	132
10.16 WAIVERS OF JURY TRIAL	133
10.17 USA Patriot Act	133
10.18 Interest Rate Limitation	133

v

SCHEDULES:

l.1A	Commitments
l.1B	Mortgaged Property
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.23	Anti-Terrorism Laws
4.24	Customs, International Trade and OFAC Laws
6.12	Post-Closing Actions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8	Investments
7.10	Affiliate Transactions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D-1	Form of Assignment and Assumption
D-2	Form of Affiliated Lender Assignment and Assumption Agreement
E-1	Form of U.S. Tax Compliance Certificate
E-2	Form of U.S. Tax Compliance Certificate
E-3	Form of U.S. Tax Compliance Certificate
E-4	Form of U.S. Tax Compliance Certificate
F	Form of Increased Facility Activation Notice
G	Form of New Lender Supplement

CREDIT AGREEMENT (this “Agreement”), dated as of June 6, 2012, among VCPH HOLDING CORP., a Delaware corporation (“Holdings”), WOLVERINE HEALTHCARE ANALYTICS, INC., a Delaware corporation (as further defined herein, the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC. and UBS SECURITIES LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as syndication agent (in such capacity, the “Syndication Agent”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, the Sponsor has newly formed Holdings and Holdings’s wholly owned subsidiary, the Borrower, to acquire (including the Merger (as defined below), the “Acquisition”) the Thomson Reuters Healthcare business (the “Business”) of Thomson Reuters U.S. Inc. and Thomson Reuters Global Resources (collectively, with the other sellers referred to in the Acquisition Agreement, the “Sellers”) through the acquisition of the Capital Stock of Thomson Reuters (Healthcare) Inc., a Delaware corporation (the “Acquired Subsidiary”), and the acquisition of certain related assets and assumption of certain related liabilities, pursuant to the Stock and Asset Purchase Agreement, dated as of April 23, 2012, among the Sellers and the Borrower (as amended from time to time the “Acquisition Agreement”);

WHEREAS, in connection with the Acquisition, the Borrower will merge (the “Merger”) with and into the Acquired Subsidiary, with the Acquired Subsidiary being the surviving corporation in the Merger and assuming all obligations of the Borrower under this Agreement and the other Loan Documents; and

WHEREAS, in order to provide a portion of the financing for the Acquisition and to pay related fees and expenses and to provide for the on-going working capital needs and general corporate purposes of the Borrower following the Closing Date, the Borrower has requested that the Lenders make available to the Borrower $577,625,000 of credit facilities under this Agreement, consisting of a $50,000,000 senior revolving credit facility and a $527,625,000 senior term loan facility;

NOW THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one month Interest Period plus

1.0%; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the ABR for the Tranche B Term Facility be less than 2.25% per annum. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Opinion”: as defined in Section 6.1(a).

“Acquired Subsidiary”: as defined in the recitals hereto.

“Acquisition”: as defined in the recitals hereto.

“Acquisition Agreement”: as defined in the recitals hereto.

“Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith (including without limitation agreements documenting any transition services arrangements).

“Actual Knowledge”: with respect to the Borrower, the actual knowledge of the chief executive officer, president, chief financial officer, treasurer, comptroller or general counsel of the Borrower.

“Adjustment Date”: as defined in the definition of “Applicable Pricing Grid.”

“Administrative Agent”: JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Advisory Agreement”: the Advisory Agreement dated as of and as in effect on the date hereof, by and among Veritas Capital Fund Management, L.L.C., the Borrower and Holdings, as such agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time to the extent that any such amendment, restatement, replacement, supplement or modification is not materially more disadvantageous, in the good faith judgment of the board of directors of the Borrower, to the Administrative Agent and the Lenders when taken as a whole compared to the Advisory Agreement in effect on the Closing Date.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Debt Fund”: an Affiliated Lender (identified prior to the Closing Date or thereafter approved by the Administrative Agent) that owes fiduciary duties to its investors and that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Affiliated Lender”: as defined in Section 10.6(g).

“Affiliated Lender Assignment and Assumption Agreement”: an Affiliated Lender Assignment and Assumption Agreement, substantially in the form of Exhibit D-2.

“Agent Indemnitee”: as defined in Section 9.7.

“Agents”: the collective reference to the Syndication Agent, the Co-Documentation Agents and the Administrative Agent, together with its Affiliates, as the arranger of the Commitments.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Anti-Terrorism Laws”: any Requirement of Law related to terrorism financing, economic sanctions or money laundering, including 18 U.S.C. §§ 1956 and 1957; The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820b and 1951-1959), as amended by the Patriot Act, and their implementing regulations; the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq., as amended) and Executive Order 13224 (effective September 24, 2001), and their implementing regulations.

“Applicable Margin”: (a) (i) for Revolving Loans that are Eurodollar Loans, 5.50% per annum, (ii) for Revolving Loans that are ABR Loans and Swingline Loans, 4.50% per annum and (iii) for the Commitment Fee, 0.50% per annum; provided, that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans and the Commitment Fee will be determined pursuant to the Applicable Pricing Grid;

(b) (i) for Tranche B Term Loans that are Eurodollar Loans, 5.50% per annum and (ii) for Tranche B Term Loans that are ABR Loans, 4.50% per annum; and

(c) for Incremental Term Loans, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Term Lenders as shown in the applicable Increased Facility Activation Notice.

“Applicable Pricing Grid”: the table set forth below:

Consolidated Senior Secured Leverage Ratio	Applicable Margin for Revolving Loans that are Eurodollar Loans	Applicable Margin for Revolving Loans and Swingline Loans that are ABR Loans	Commitment Fee
≥ 3.00:1.00	5.50%	4.50%	0.50%
< 3.00:1.00 and ≥ 2.00:1.00	5.25%	4.25%	0.50%
< 2.00:1.00	5.00%	4.00%	0.375%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Senior Secured Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1(a) or (b), as applicable, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in . Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. Each determination of the Consolidated Senior Secured Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (g) or (i) of Section 7.5) that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds); provided that any Disposition or series of related Dispositions yielding (a) $1,000,000 of Net Cash Proceeds or less individually or (b) $3,000,000 of Net Cash Proceeds or less in the aggregate in any fiscal year shall not constitute Asset Sales.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D-l.

“Audited Financial Statements”: the financial statements described in Section 4.1(b)(i).

“Available Basket Amount”: at any time of calculation, (a) the sum of (i) the Net Cash Proceeds received by Holdings after the Closing Date from any issuance of Qualified Capital Stock of Holdings, to the extent such Net Cash Proceeds are contributed in cash to Borrower to Borrower’s common equity capital; provided that no proceeds of any Cure Securities or the Equity Contribution shall be included in amounts referred to in this clause (a) plus (ii) the Cumulative Retained ECF Amount at such time minus (b) (i) the aggregate amount of Investments (net of any returns of capital on any such Investment up to the original amount of such Investment) and (ii) the aggregate amount of Permitted Acquisitions, Restricted Payments and prepayments, repurchases or redemptions of Indebtedness, in each case to the extent made after the Closing Date (in whole or in part) in reliance on the Available Basket Amount.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such , Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto and, upon and after the consummation of the Merger, the Acquired Subsidiary (as the surviving corporation in the Merger).

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in the recitals hereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Calculation Date”: as defined in Section 1.3(b).

“Capital Expenditures”: for any period, the aggregate of all expenditures of the Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment,” “capitalized software and development costs” or similar items reflected in the consolidated statement of cash flows of Borrower and its Restricted Subsidiaries; provided that Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for capital assets, to the extent made with the proceeds of insurance, indemnity payments, condemnation awards, or damage recovery proceeds or other settlements, (ii) made as part of a Permitted Acquisition, (iii) for replacements and substitutions for capital assets, to the extent made with the proceeds of assets sold, exchanged or otherwise disposed of in accordance with, and permitted by, Section 7.5, or (iv) internal and third-party consulting costs for development that are, in the reasonable opinion of the Borrower’s management, allowable as a reimbursable cost under contracts with the United States government or any agency or instrumentality thereof.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, that if GAAP shall change after the Closing Date so that a lease that would not be classified as a capital lease under GAAP as in effect as of the Closing Date would be classified as a capital lease, then such lease shall not be considered to be a capital lease for purposes of this definition.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or any U.S. branch of a non-U.S. bank having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 90 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) have one of the two highest ratings obtainable from either S&P or Moody’s and (iii) have portfolio assets of at least $500,000,000.

“CFC’: a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco”: any Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes and has no material assets other than Capital Stock of one or more CFCs.

“Charges”: as defined in Section 10.18.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.

“Closing Date Material Adverse Effect”: any event, change, occurrence or effect (each, an “Effect”) that has a material adverse effect on the assets, liabilities, financial condition, cash flows or results of operations of the Business, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether there has been or will be a Closing Date Material Adverse Effect: (i) (A) Sellers’ or any of their respective affiliates’ actions to the extent required by the terms and conditions of the Acquisition Agreement or (B) any other action by any Seller, any of their respective affiliates or the Acquired Subsidiary (1) contemplated by the Acquisition Agreement, (2) which Borrower has expressly requested or (3) to which Borrower has consented in writing; (ii) any Effect affecting the industry or industry sectors in which the Business operates generally or the United States or worldwide economy generally or credit or other financial markets; (iii) regulatory or political conditions, including the worsening of any existing conditions; (iv) any natural disaster or pandemic or any acts of terrorism, sabotage, military action or war (whether or not declared), or any escalation or worsening thereof, or any other force majeure event, whether or not caused by any person, or any national or international calamity or crisis; (y) any failure of the Business to meet internal or public forecasts, projections, predictions, guidance, estimates, milestones or budgets (provided, however, that any such Effect that directly caused or directly contributed to any such impact shall not be excluded under this clause (v) in determining whether there has been or will be a Closing Date Material Adverse Effect); (vi) the negotiation or execution of the Acquisition Agreement or any Ancillary Agreement or the announcement or pendency of the Acquisition or a potential transaction involving the Business, including any loss of, or impact on the relation of the Acquired Subsidiary with, any employees, customers, suppliers, partners or distributors; (vii) any acts or omissions of Borrower or any of its affiliates or (viii) any change or prospective change in Laws, IFRS or GAAP or the enforcement thereof; provided, further, however, that, with respect to clauses (ii), (iii), (iv) and (viii), the impact of such Effect may be taken into account in determining whether or not there has been a Closing Date Material Adverse Effect to the extent such Effect has a materially disproportionate adverse effect on the Business as compared to other participants in the industry in which the Business operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a Closing Date Material Adverse Effect). Any determination of “Closing Date Material Adverse Effect” shall exclude the effects of the matters disclosed in the Seller Disclosure Schedule or the Historical Financial Statements. Capitalized terms used in this paragraph but not defined in this Agreement shall have the respective meanings assigned to them in the Acquisition Agreement as in effect on the date hereof.’

“Co-Documentation Agents”: Morgan Stanley Senior Funding, Inc. and UBS Securities LLC.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of the Tranche B Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee”: as defined in Section 2.8(a).

“Communications”: as defined in Section 10.2(b).

“Competitor”: any Person whose primary business is: (i) a healthcare business which provides data, analytics or performance benchmarking solutions and services to hospitals, health systems, employers, health plans, government agencies or healthcare professionals in order to assist in the management of healthcare operations, or (ii) to create or produce a product that serves the same or a substantially similar purpose as the following assets of the Acquired Business: (A) MarketScan, (B) Advantage Suite, (C) Micromedex, (D) CareDiscovery or (E) ActionOI, or (iii) such other business that is substantially similar to any business conducted by the Borrower and its Restricted Subsidiaries in the ordinary course.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated May 2012 and furnished to certain Lenders.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets”: as at any date of determination, the total assets of Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities”: as at any date of determination, the total liabilities of Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of short term and long term debt.

“Consolidated EBITDA”: for any period, an amount determined for the Borrower and its Restricted Subsidiaries on a consolidated basis equal to Consolidated Net Income plus, to the extent reducing (and not added back to) such Consolidated Net Income (other than in the case of clauses (a)(vi) and (a)(x) hereof):

(a) the sum, without duplication, of amounts for:

(i) tax expense for such period based on income, profit or capital (including (x) state and local income or profits taxes and franchise taxes and the non-U.S. equivalent thereof and (y) tax expenses of Foreign Restricted Subsidiaries and foreign withholding tax paid or accrued for such period); plus

(ii) Consolidated Interest Expense for such period; plus

(iii) the total amount of depreciation and amortization expenses (including amortization of goodwill and other intangibles and all expenditures in respect of licensed or purchased software or internally developed software and software enhancements that are, or are required to be reflected as, capitalized costs, but excluding amortization of prepaid cash expenses that were paid in a prior period and added back) for such period; plus

(iv) to the extent permitted to be made under Section 7.10(a), any fees (including termination fees) and related indemnities and expenses paid or accrued by the Borrower in such period pursuant to the terms of the Advisory Agreement; provided that any accrued amounts included under this clause (a)(iv) in any period shall not be counted again in such period or any other period; plus

(v) any other non-cash charges, expenses and losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges, expenses and losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Net Income pursuant to clause (b) below for any previous period and not added back; plus

(vii) any non-cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write downs related to intangible assets, long-lived assets, investments in debt and equity securities or otherwise as a result of a change in law or regulation (including the amortization of the consideration for any non-competition agreements entered into in connection with the Transactions); plus

(viii) non-cash charges and expenses relating to employee benefit or other management compensation plans of any direct or indirect parent of the Borrower (to the extent such non-cash charges relate to plans of any direct or indirect parent of the Borrower for the benefit of members of the board of directors of the Borrower (in their capacity as such) or employees of Borrower and its Restricted Subsidiaries), the Borrower or any of its Restricted Subsidiaries or any non-cash compensation charge and other non-cash expenses or charges arising from any grant, issuance or repricing of stock appreciation or similar rights, stock, stock options, restricted stock or other equity based awards of any direct or indirect parent of the Borrower (to the extent such non-cash charges relate to plans of any direct or indirect parent of Borrower for the benefit of members of the board of directors of the Borrower (in their capacity as such) or employees of the Borrower and its Restricted Subsidiaries), the Borrower or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period); plus

(ix) any losses attributable to the extinguishment of any (1) Indebtedness or (2) derivative instruments of the Borrower or any of its Restricted Subsidiaries; plus

(x) any net loss from discontinued operations and any net after-tax loss on disposal of discontinued operations; plus

(xi) any one-time expenses (including transaction, restructuring and transition costs, fees and expenses (including diligence costs, cash severance costs, retention payments to employees, lease termination costs and reserves in accordance with GAAP)) or any amortization thereof, related to any Subject Transaction or any Investment, acquisition, asset disposition, equity offering, recapitalization, reorganization or incurrence of Indebtedness permitted hereunder (in each case, including any such transaction undertaken but not completed), including (1) such fees, expenses or charges related to the Transactions paid, taken or identified prior to June 15, 2012 and (2) any amendment or other modification hereof; provided that the foregoing shall not include any fees, expenses or charges related to any transition services arrangements (other than any such fees, expenses or charges that would not have been incurred but for the Transactions (as certified in good faith in an officer’s certificate by the chief financial officer of the Borrower)); plus

(xii) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Acquisition or the other transactions contemplated by the Loan Documents, the Related Agreements and the other Transactions in accordance with GAAP; plus

(xiii) the amount of any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary deducted in such period in calculating Consolidated Net Income, net of any cash distributions made to such third parties in such period; plus

(xiv) Pro Forma Cost Savings; plus

(xv) any extraordinary losses during such period in accordance with GAAP; plus

(xvi) any non-recurring or unusual expenses, losses or charges;

(b) minus the sum, without duplication, of:

(i) non-cash income or gain increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expenses in a prior period after the Closing Date (which, for the avoidance of doubt, shall be deleted from Consolidated Net Income to the extent required by clause (a)(v) above), (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period or (3) the amortization of income and the accrual of revenue as income, in each case to the extent cash is not received in the current period; plus

(ii) any net gain from discontinued operations or after-tax net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income; plus

(iii) the amount of any minority interest income consisting of losses attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary; plus

(iv) any extraordinary, non-recurring or unusual cash income or gains to the extent increasing Consolidated Net Income; plus

(v) any gains attributable to the extinguishment of any (1) Indebtedness or (2) derivative instruments of the Borrower or any of its Restricted Subsidiaries.

In addition, to the extent not already included in the Consolidated Net Income of the Borrower and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include the amount of net cash proceeds received by the Borrower and its Restricted Subsidiaries from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment under Section 7.8(d), any Permitted Acquisition or any Asset Sale (or other Disposition) permitted hereunder. Furthermore, Consolidated EBITDA shall be calculated without regard to effects of adjustments pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any Permitted Acquisition, including, without limitation, write-offs of acquired in-process research and development, amortization of inventory write-ups, amortization of acquisition-related intangibles, write-offs of deferred revenue and any gain or loss attributable to the extinguishment of any (1) Indebtedness or (2) derivative instruments of the Borrower or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, (i) the aggregate amount of add backs pursuant to clauses (xi), (xii), (xiv) and (xvi) (but excluding one-time expenses related to the Transactions) in any period shall not exceed 12.5% of Consolidated EBITDA for such period and (ii) Consolidated EBITDA shall be deemed to be $34,000,000 for the quarterly period of the Borrower ended September 30, 2011, $35,800,000 for the quarterly period of the Borrower ended December 31, 2011 and $32,600,000 for the quarterly period of the Borrower ended March 31, 2012. For the avoidance of doubt the amounts set forth in this paragraph are subject to adjustment in accordance with Section 1.3.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that portion attributable to Capital Lease Obligations in accordance with GAAP (subject to the proviso to the definition of “Capital Lease Obligations”)) of Borrower and its Restricted Subsidiaries on a consolidated basis for such period with respect to all outstanding Indebtedness of Borrower and its Restricted Subsidiaries, including commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Agreements in respect of interest rates.

“Consolidated Net Income”: for any period, the net income (or loss) of Borrower and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries shall be excluded,

(b) the income of any Person (other than a Restricted Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of such income actually paid to Borrower or any of its Restricted Subsidiaries by such Person in the form of dividends or similar distributions during such period, shall be excluded

(c) the undistributed earnings of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary shall be excluded, except to the extent of the amount of earnings actually paid to Borrower or any of its Restricted Subsidiaries by such Person in the form of dividends or similar distributions during such period,

(d) any after-tax gain (loss) realized in connection with any Asset Sale or other asset disposition or abandonment (other than in the ordinary course of business) shall be excluded,

(e) any after-tax net unrealized gain (loss) (after any offset) resulting in such period from obligations under any Swap Agreement or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133, in each case, shall be excluded,

(f) any after-tax net unrealized gain (loss) (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness shall be excluded,

(e) any gains (losses) resulting from returned surplus assets of any Pension Plan shall be excluded,

(f) the effect of any gain (loss) in respect of post-retirement benefits as a result of the application of FASB 106 shall be excluded,

(g) any non-recurring tax benefits resulting from the transactions contemplated by the Loan Documents and the Related Agreements shall be excluded,

(h) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded, and

(i) effects of adjustments pursuant to GAAP resulting from the application of purchase accounting in relation to the Acquisition or any Permitted Acquisition, net of taxes shall be excluded.

“Consolidated Senior Secured Leverage Ratio”: as at the last day of any period, the ratio of (a)(i) Consolidated Total Debt which is purported to be secured on such day minus (ii) Unrestricted Cash as of such date to (b) Consolidated EBITDA for such period. Notwithstanding the foregoing (a) in determining the Consolidated Senior Secured Leverage Ratio for purposes of Section 2.24(a) the proceeds of the Incremental Facility for which such determination is being made shall be excluded from Unrestricted Cash and (b) in determining the Consolidated Senior Secured Leverage Ratio for purposes of Section 5.2(c) the proceeds of the Revolving Loans and/or Swingline Loans for which such determination is being made shall be excluded from Unrestricted Cash.

“Consolidated Total Assets”: at any date, the total consolidated assets of the Borrower and its Restricted Subsidiaries that would appear on a balance sheet of the Borrower and its Restricted Subsidiaries at such date prepared on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt”: at any date, the aggregate stated amount of all Indebtedness of the Borrower and its Restricted Subsidiaries that would appear on a balance sheet at such date, prepared on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”: as at the last day of any period, the ratio of (a)(i) Consolidated Total Debt on such day minus (ii) Unrestricted Cash as of such date to (b) Consolidated EBITDA for such period.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of Holdings on the Closing Date, after giving effect to the Acquisition and the other Transactions, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of Holdings.

“Contract Consideration”: as defined in the definition of “Excess Cash Flow”.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Cost Savings Certificate”: as defined in the definition of “Pro Forma Cost Savings”.

“Credit Party”: the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Cumulative Retained ECF Amount”: at any date, an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow for all Excess Cash Flow Periods that was not (and, in the case of any period where the respective required date of prepayment has not yet occurred pursuant to Section 2.11(c), will not on such date of required prepayment be) required to be applied in accordance with Section 2.11 (c).

“Cure Amount”: as defined in Section 8.2.

“Cure Date”: as defined in Section 8.2.

“Cure Right”: as defined in Section 8.2.

“Cure Securities”: as defined in Section 8.2.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Senior Indebtedness”: as defined in Section 7.9.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (other than the grant of any Lien or the occurrence of any Recovery Event). The terms “Dispose” and “Disposed of shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date (as of the date of the issuance of such Disqualified Capital Stock), (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date (as of the date of the issuance of such Disqualified Capital Stock), or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will riot redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations and the Senior Notes.

“Disqualified Institution”: any Competitor of Borrower and its Restricted Subsidiaries identified by Borrower to the Administrative Agent prior to the date hereof or from time to time thereafter; provided that any such Person identified on or after the date hereof shall be acceptable to the Administrative Agent in its reasonable discretion.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Restricted Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”: 50%; provided, that, with respect to each fiscal year of the Borrower ending on or after December 31, 2013, the ECF Percentage shall be reduced to (i) 25% if the Consolidated Senior Secured Leverage Ratio as of the last day of such fiscal year is not greater than 3.00 to 1.00 and (ii) 0% if the Consolidated Senior Secured Leverage Ratio as of the last day of such fiscal year is not greater than 2.00:1.00.

“Embargoed Person”: any Person that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), is a “designated national” pursuant to OFAC’s Cuban Assets Control Regulations (31 C.F.R. 515.305), or resides, is organized or chartered, or has a place of business in a country or territory that is prohibited pursuant to the OFAC sanctions programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Environmental Laws”: any and all foreign, federal, state, local or municipal . laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equity Contribution”: the investment of cash by the Permitted Investors in a Parent Entity in exchange for the issuance of common equity of such Person and the contribution of such cash investment to the Borrower as common equity, in an amount equal to at least 32.5% of the total capitalization of Holdings and its Subsidiaries after giving effect to the Transactions.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, including any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA or a condition exists which would enable the PBGC to terminate any Pension Plan under Section 4042(a) of ERISA; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA).

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. Notwithstanding the foregoing, at no time shall the Eurodollar Base Rate for the Term Loan Facility be less than 1.25% per annum.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

                         Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any period, an amount equal to the excess, if any, of (a) the sum, without duplication, of

(i) Consolidated Net Income for such period; plus

(ii) an amount equal to the sum of total depreciation expense, total amortization expense and other non-cash charges to the extent reducing Consolidated Net Income; plus

(iii) decreases in Consolidated Working Capital for such period; plus

(iv) an amount equal to the aggregate net non-cash loss on any asset sale by Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at Consolidated Net Income;

over (b) the sum without duplication, of

(i) the amount of all non-cash income, gains, and credits included in arriving at Consolidated Net Income; plus

(ii) the aggregate amount of Capital Expenditures, acquisitions and Investments of Borrower and its Restricted Subsidiaries paid in cash during such period except to the extent financed with any Reinvestment Deferred Amount or the proceeds of Indebtedness or Capital Stock of any Loan Party; plus

(iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans made during such period to the extent accompanying reductions of the Revolving Commitments are made except to the extent financed with the proceeds of other Indebtedness or Capital Stock of any Loan Party; plus

(iv) the aggregate amount of all principal payments of Indebtedness of Borrower or its Restricted Subsidiaries (including Term Loans and the principal component of payments in respect of Capital Lease Obligations but excluding Revolving Loans, Swingline Loans and other revolving credit facilities and prepayments made pursuant to Section 2.11(c)) made during such period except to the extent financed with the proceeds of Indebtedness or Capital Stock of any Loan Party; plus

(v) cash payments by Holdings, the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings, the Borrower and such Restricted Subsidiaries (other than Indebtedness), except to the extent financed with the proceeds of Indebtedness or Capital Stock of any Loan Party; plus

(vi) an amount equal to the aggregate net non-cash gain on the Disposition of property by the Borrower and its Restricted Subsidiaries during such period (other than sales of assets in the ordinary course of business) to the extent included in arriving at Consolidated Net Income; plus

(vii) increases in Consolidated Working Capital for such period; plus

(viii) the aggregate amount of expenditures actually made by Borrower and its Subsidiaries in cash during such period to the extent expenditures are not expensed during such period; plus

(ix) all reasonable one-time costs, fees and expenses paid by Borrower and its Restricted Subsidiaries in connection with all Permitted Acquisitions and Investments made during such period to the extent not financed with the proceeds of Indebtedness or Capital Stock of any Loan Party, to the extent not deducted in arriving at Consolidated Net Income; plus

(x) cash payments actually paid under earnout and contingent obligations incurred in connection with Permitted Acquisitions and Investments (except to the extent invested into a Restricted Subsidiary), except to the extent financed with the proceeds of Indebtedness or Capital Stock of any Loan Party; plus

(xi) all amounts paid in cash in respect of covenants not to compete, consulting agreements and other affiliated contracts in connection with Permitted Acquisitions and Investments (except to the extent invested into a Restricted Subsidiary), except to the extent financed with the proceeds of Indebtedness or Capital Stock of any Loan Party; plus

(xii) reasonable costs, fees and expenses (including premium, make-whole and penalty payments) incurred in connection with the issuance or prepayment of any Indebtedness (including any refinancing, except to the extent such costs, fees and expenses are financed) to the extent not deducted in arriving at Consolidated Net Income; plus

(xiii) reasonable one-time costs, fees and expenses incurred in connection with the issuance of Capital Stock (including, without limitation, all classes of stock, options to purchase stock and stock appreciation rights to management of a Loan Party), asset sales or divestitures, in each case as permitted hereunder (except to the extent such costs, fees and expenses are financed with the proceeds of Indebtedness or Capital Stock of any Loan Party) to the extent not deducted in arriving at Consolidated Net Income; plus

(xiv) any Restricted Payment made in cash by Borrower to Holdings to the extent permitted under clause (e) of Section 7.6, except to the extent financed with the proceeds of Indebtedness or Capital Stock of any Loan Party; plus

(xv) any payment by Borrower and its Restricted Subsidiaries to Sponsor and/or other Affiliates (whether directly or through Holdings) to the extent permitted under Section 7.10, except to the extent financed with the proceeds of Indebtedness or Capital Stock of any Loan Party to the extent not deducted in arriving at Consolidated Net Income; plus

(xvi) cash taxes paid during such period that did not reduce Consolidated Net Income for such period and the amount of the excess of any cash payments (or tax reserves set aside or payable) in respect of taxes by Borrower and its Restricted Subsidiaries over the tax expense already deducted from Consolidated Net Income; plus

(xvii) Transaction Costs in an aggregate amount not to exceed $60,000,000, except to the extent financed with the proceeds of Indebtedness or Capital Stock of any Loan Party; plus

(xviii) the net decrease during such fiscal year (if any) in deferred tax accounts of Borrower; plus

(xix) repurchases of Capital Stock permitted by Section 7.6(d), except to the extent financed with the proceeds of Indebtedness or Capital Stock of any Loan Party; plus

(xx) cash payments made during such period in respect of non-cash charges that increased Excess Cash Flow in any prior period; plus

(xxi) cash payments made during such fiscal year in respect of employee retention payments in connection with a Subject Transaction, except to the extent financed with the proceeds of Indebtedness or Capital Stock of any Loan Party; plus

(xxii) Consolidated Net Income attributable to any Restricted Subsidiary (foreign or domestic) of the Borrower to the extent that the payment of such income to the Loan Parties, whether by dividends or similar distributions, intercompany loan repayments or otherwise (1) is not at the time of calculation permitted by operation of any Requirements of Law applicable to that Restricted Subsidiary or (2) would at the time of calculation result in material adverse tax consequences for any Loan Party; provided, however, that to the extent such prohibition in clause (xxii)(l) or material adverse tax consequence in clause (xxii)(2) does not exist at the time of any future calculation, any amounts deducted from Excess Cash Flow pursuant to clause (xxii)(1) or (xxii)(2), as applicable, which have not already been added to Excess Cash Flow pursuant to this proviso, shall be added to Excess Cash Flow at the time of such future calculation; provided further that such Restricted Subsidiary’s income should not be deducted from Excess Cash Flow by operation of this clause (xxii) to the extent such income was actually received in cash by Borrower or a Subsidiary Guarantor during such period; plus

(xxiii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Borrower or its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions to be consummated or made during the 90 days following such period to the extent intended to be financed with internally generated cash flow of the Borrower and its Restricted Subsidiaries; provided that to the extent the aggregate amount of internally generated cash flow utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions during such 90 days is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for the next Excess Cash Flow Period.

“Excess Cash Flow Application Date”: as defined in Section 2.11(c).

“Excess Cash Flow Period”: each of (i) the period from July 1, 2012 through December 31, 2012 and (ii) each fiscal year of Holdings, beginning with the fiscal year of Holdings starting on or about January 1, 2013.

“Exchange Act”: the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Subsidiary”: (i) any Foreign Subsidiary which is a CFC; (ii) any Domestic Subsidiary that is a Subsidiary of a CFC; (iii) any CFC Holdco; (iv) any Unrestricted Subsidiary; (v) any Immaterial Subsidiary; and (vi) any non-Wholly Owned Subsidiary which is not a 90% Subsidiary.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Loan Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the

Borrower under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.19(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extended Loans”: as defined in Section 10.1(g).

“Facility”: each of (a) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Facility”), (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (c) the Incremental Term Loans (the “Incremental Term Facility”).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: (a) the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Final Maturity Date”: the latest of the Revolving Termination Date, the Tranche B Maturity Date and any Incremental Term Maturity Date applicable to existing Incremental Term Loans, as of any date of determination.

“Financial Covenant”: the covenant set forth in Section 7.1. The Financial Covenant shall be deemed to be in effect for purposes of this Agreement on any day on which any Revolving Loans, Swingline Loans, Letters of Credit (other than Letters of Credit which are fully cash collateralized on terms reasonably satisfactory to the Administrative Agent) or unpaid Reimbursement Obligations are outstanding.

“Financial Covenant Event of Default”: as defined in Section 8.1(c).

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Restricted Subsidiary”: any Foreign Subsidiary that is also a Restricted Subsidiary.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to Holdings, the Borrower and their respective Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Holdings”: as defined in the preamble hereto.

“Immaterial Subsidiary”: any Restricted Subsidiary of Holdings (other than Borrower), which, together with its own Restricted Subsidiaries, as consolidated in the consolidated financial statements of Holdings, accounts for (i) less than 1.0% of the consolidated assets of Holdings and its Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter of Holdings and its Restricted Subsidiaries for which financial information is available and (ii) less than 1.0% of Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of Holdings; provided that (x) all Immaterial Subsidiaries shall not, in the aggregate, account for more than 3.0% of the consolidated assets of Holdings as of such most recently ended fiscal quarter or for more than 3.0% of the Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such most recently ended period of four consecutive fiscal quarters and (y) no Subsidiary that is an obligor under the Senior Notes (or any refinancing thereof) shall be an Immaterial Subsidiary.

“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Increased Facility Activation Notice pursuant to Section 2.24(a).

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit F.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Facilities”: the Incremental Term Facilities and Incremental Revolving Facilities.

“Incremental Revolving Facilities”: incremental Revolving Commitments obtained pursuant to Section 2.24.

“Incremental Term Facility”: as defined in the definition of “Facility”.

“Incremental Term Lenders”: (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans”: as defined in Section 2.24(a).

“Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice, which date shall not be earlier than the Tranche B Maturity Date.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business, and excluding earnouts, escrows, holdbacks and similar deferred payment obligations that do not appear on a consolidated balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person that is mandatorily redeemable on or prior to the date that is 180 days after the Final Maturity Date, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8.1(e) only, all net obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: (a) technology, inventions, discoveries, whether patentable or not, and all patents and applications therefor, including divisionals, continuations, continuations-in-part, renewals, extensions, reissues and reexaminations; (b) trademarks, trade names, logos, service marks, and other indicia of origin, all registrations and applications for any of the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (c) trade secrets ; (d) Internet domain names; (e) copyrights, published and unpublished original works of authorship (including software to the extent it constitutes an original work of authorship) fixed in any tangible media, and registrations and applications therefor, and all renewals, extensions, restorations, and reversions thereof; and (f) any other domestic, state and foreign intellectual property rights to the extent entitled to legal protection as such.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Term Loans, as the case may be;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 7.8.

“IPO”: a bona fide underwritten initial public offering of the voting common stock of any Parent Entity in a primary offering of at least 10% of the aggregate voting common stock of such Parent Entity pursuant to a registration statement filed with and declared effective by the SEC.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: each of JPMorgan Chase Bank, N.A., and any other Revolving Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“JV Subsidiary”: any Restricted Subsidiary of a Group Member which is not a 90% Subsidiary and as to which the business and management thereof is jointly controlled by the holders of the Capital Stock therein pursuant to customary joint venture arrangements.

“L/C Commitment”: $10,000,000.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lead Arrangers”: J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., and UBS Securities LLC.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, and except as otherwise provided in the definition of “Conduit Lender”, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letter of Credit Fee”: as defined in Section 3.3(a).

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement, replacement or other modification to any of the foregoing.

“Loan Parties”: each of Holdings, the Borrower and each Subsidiary Guarantor.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Acquisition”: any Permitted Acquisition or acquisition of a Restricted Subsidiary or any business unit, line of business or division of another Person.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the material rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition”: any Disposition of a Restricted Subsidiary or of any business unit, line of business of division of any Group Member.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea formaldehyde insulation.

“Maximum Rate”: as defined in Section 10.18.

“Merger”: as defined in the recitals hereto.

“MNPI”: material non-public information (within the meaning of United States federal and state securities laws) with respect to the Borrower, its Affiliates and any of their respective securities.

“Mortgaged Properties”: the real properties as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) purchase price adjustments reasonably expected to be payable in connection with such Asset Sale, (ii) out-of-pocket attorneys’ fees, accountants’ fees, investment banking fees, consultants’ fees, finders’ fees, brokers’ fees and advisory fees actually incurred in connection therewith, (iii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings, the Borrower or any of their Restricted Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iv) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and (v) other customary out-of-pocket fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consultants’ fees, finders’ fees, brokers’ fees, advisory fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”: as defined in Section 2.24(b).

“New Lender Supplement”: as defined in Section 2.24(b).

“90% Subsidiary”: any Subsidiary in which Borrower directly or indirectly owns at least 90% of the voting or economic interest.

“No MNPI Representation”: by a Person, a representation that such Person is not in possession of any MNPI.

“Non-Recourse Debt”: Indebtedness of a JV Subsidiary: (a) as to which no Loan Party provides any guaranty or credit support of any kind or is directly or indirectly liable (as a guarantor or otherwise), (b) which does not provide any recourse against any of the assets of any Loan Party (other than such JV Subsidiary); and (c) no default with respect thereto would permit upon notice, lapse of time or both, any holder of any Indebtedness of any Loan Party (other than the Loans) of a Loan Party (other than such JV Subsidiary) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity. For the avoidance of doubt, customary capital contribution requirements under the governing documents of a JV Subsidiary that are entirely independent of any such Indebtedness and relate solely to capital calls in the ordinary course of business of such JV Subsidiary shall not invalidate the status of the Indebtedness of such JV Subsidiary classified as Non-Recourse Debt pursuant to the terms of this definition.

“Non-U.S. Lender”: a Lender that is not a U.S. Person.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Intent to Cure”: as defined in Section 8.2(c).

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement or any Specified Cash Management Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“OFAC”: as defined in the definition of “Embargoed Person”.

“OID”: as defined in Section 2.24(a).

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Parent Entity”: any of VCPH Holdings LLC, a Delaware limited liability company, or any intermediate holding company through which VCPH Holdings LLC holds its ownership interest in the Borrower, including Holdings.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, Pub. L. 107-56, as it may be amended or otherwise modified from time to time.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Permitted Acquisition”: the purchase or other acquisition of all or substantially all of the business, a line of business or a business unit (whether by the acquisition of Capital Stock, assets or any combination thereof) of any Person that, upon the consummation thereof, will be wholly owned directly by one or more Loan Parties (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by one or more Loan Parties of all or substantially all of the property and assets of any Person; provided that, with respect to each purchase or other acquisition made pursuant to this definition, such purchase or other acquisition shall be at all times negotiated without the objection of the board of directors of the entity to be acquired; and provided further that:

(i) the Loan Parties and any such newly created or acquired Restricted Subsidiary shall comply with the requirements of Section 6.10;

(ii) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be of the type conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business that is similar or reasonably related thereto;

(iii) the total Permitted Acquisition Consideration paid by or on behalf of the Borrower and its Restricted Subsidiaries for any such purchase or other acquisition, when aggregated with the total Permitted Acquisition Consideration paid by or on behalf of the Borrower and its Restricted Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Restricted Subsidiaries pursuant to this clause (iii), shall not exceed (in the aggregate since the date of this Agreement) the greater of (a) $200,000,000 and (b) a higher amount so long as, after giving Pro Forma Effect thereto, the Consolidated Senior Secured Leverage Ratio would be less than 2.50:1.00, exclusive in each case of the amount of common Capital Stock of a Parent Entity issued in connection with a Permitted Acquisition);

(iv) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing; and

(v) the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition, except that, with respect to clause (i) above, such certification need not be made until the collateral security is required to be supplied in accordance with Section 6.10.

“Permitted Acquisition Consideration”: the aggregate amount of the purchase price (including, but not limited to, any assumed debt and other liabilities, earn-outs and other contingent payment obligations (valued at the amount reasonably estimated by the Borrower to be payable thereunder) and deferred purchase payments, net of the. applicable acquired company’s cash and Cash Equivalent balance as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition, ‘to the extent retained by such company after giving effect to the relevant acquisition) to be paid in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition documents executed by the Borrower or any of its Restricted Subsidiaries in order to consummate the applicable Permitted Acquisition; provided that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Borrower or any of its Restricted Subsidiaries, but if and to the extent that such contingency fails to occur in accordance with the terms of the applicable documentation, no amount in respect thereof shall be included as part of the Permitted Acquisition Consideration thereafter.

“Permitted Investors”: the collective reference to (i) the Sponsor and its Control Investment Affiliates, (ii) except for the purposes of the definition of “Continuing Directors”, the management of Holdings, the Borrower and their respective Restricted Subsidiaries and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any

successor provision) of which the Sponsor is a member; provided that, in the case of such group, the Sponsor and its Control Investment Affiliates, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Holdings held by such group.

“Permitted Refinancing”: with respect to any Indebtedness of any Person, any refinancing, refunding, renewal, replacement, defeasance, discharge or extension of such Indebtedness (each, a “refinancing”, with “refinanced” having a correlative meaning); provided that (a) the aggregate principal amount (or accreted value, if applicable) does not exceed the then outstanding aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except by an amount equal to all unpaid accrued or capitalized interest thereon and the amount of all original issue discount expenses, any make-whole payments or other prepayment premiums applicable thereto plus reasonable fees and expenses incurred in connection with such refinancing, (b) such refinancing has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being refinanced, (c) no Default or Event of Default is continuing at the time of such refinancing, or would result therefrom, (d) the borrower/issuer under such refinancing is the same Person that is the borrower/issuer under the Indebtedness being so refinanced and each of the other Persons that are (or are required to be) obligors under such refinancing are the same Persons as those that are (or are required to be) obligors under the Indebtedness being so refinanced, (e) in the event such Indebtedness being so refinanced is Subordinated Indebtedness or is secured by a junior permitted lien, such refinancing shall contain subordination provisions which are, in the aggregate, not materially less favorable (as reasonably determined by the Administrative Agent) to the Administrative Agent, the Lenders and other Secured Parties (as defined in the Guarantee and Collateral Agreement) than those contained in the Indebtedness being so refinanced, (f) such refinancing does not provide for the granting or obtaining of collateral security from, or obtaining any lien on any assets of, any Person, other than collateral security obtained from Persons that provided collateral security with respect to Indebtedness being so refinanced (so long as the assets subject to such liens also secured the Indebtedness so refinanced), (g) the terms of such refinancing, as compared to the Indebtedness being so refinanced, are not materially less favorable, in the aggregate, to the Group Members and the Secured Parties as compared to the Indebtedness being so refinanced (other than with respect to interest rates, fees, liquidation preferences, premiums and no call periods) and (h) at least five Business Days prior to the incurrence of such refinancing, a Responsible Officer shall have delivered an officer’s certificate to the Administrative Agent (together with drafts of the documentation relating thereto) certifying that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 10.2(c).

“Prepayment Account”: an account to be opened in the name of the Borrower with the Administrative Agent and designated as the “Prepayment Account” in writing by the Borrower to the Administrative Agent, for the benefit of the Secured Parties, maintained with the Administrative Agent.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N. A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to borrowers).

“Private Side Communications”: as defined in Section 10.2(d).

“Private Siders”: as defined in Section 10.2(d).

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Pro Forma Basis”: on a basis consistent with Section 1.3.

“Pro Forma Cost Savings”: with respect to any period, the reduction in net costs and related adjustments (which may include cost savings resulting from head count reduction, closure of facilities and similar restructurings) (a) that were directly attributable to a Subject Transaction that occurred during the relevant Test Period or except as provided in Section 1.3(a), after the end of the Test Period and on or prior to the applicable Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the Closing Date and as interpreted by the staff of the SEC, (b) that were actually implemented in connection with a Subject Transaction during the relevant Test Period or except as provided in Section 1.3(a), after the end of the Test Period and prior to the applicable Calculation Date and are supportable and quantifiable by the underlying accounting records, or (c) that relate to a Subject Transaction that has occurred and that Borrower projects in good faith based upon specifically identifiable actions taken or to be taken will be realized within 12 months of the date of consummation of such Subject Transaction; provided that (1) the only cost savings added in the calculation of Consolidated EBITDA pursuant to this definition in respect of the Transactions shall be the deemed amount of such cost savings equal to $1,000,000 (2) in the case of clause (c) a duly completed certificate (the “Cost Savings Certificate”) signed by a Responsible Officer of Borrower shall have been delivered to the Administrative Agent, specifying the Subject Transaction and the expected reduction in net costs and related adjustments in reasonable detail and certifying that (i) Borrower projects such reduction in net costs and related adjustments in good faith based upon the actions specifically identified in such certificate, (ii) such actions are to be taken within (A) in the case of any reduction in net costs and related adjustments in connection with the Transactions, 12 months after the Closing Date and (B) in all other cases, within 12 months after the consummation of the applicable Subject Transaction, (3) no reduction in net costs and related adjustments shall be added pursuant to this definition or Section 1.3 to the extent duplicative of any expenses or charges otherwise added to

Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, or of the actual costs savings realized, (4) reductions in net costs and related adjustments may no longer be added in calculating Consolidated EBITDA pursuant to this definition or Section 1.3 for periods commencing more than 12 months after the applicable Subject Transaction and (5) for each Test Period after the first Test Period for which cost savings for a Subject Transaction are reflected, the amount of reduction in net costs and related adjustments to be included in the calculation of Consolidated EBITDA with respect to such Subject Transaction for such period shall be reduced by 25% in the case of such Test Period immediately following the first Test Period for which cost savings for a Subject Transaction are reflected, and an additional 25% in the case of each of such other Test Periods, of the total amount of such reduction in net costs and related adjustments in respect thereof (in the case of clause (c) as specified in the Cost Savings Certificate).

“Pro Forma Effect”: with respect to any Subject Transaction, Permitted Acquisition or other event, as applicable, giving effect to such Subject Transaction, Permitted Acquisition or other event on a Pro Forma Basis.

“Pro Forma Financial Statements”: as defined in Section 4.1(a).

“Pro Forma Income Statement”: as defined in Section 4.1(a).

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Public Siders”: as defined in Section 10.2(d).

“Qualified Capital Stock”: of any Person, any Capital Stock of such Person that is not Disqualified Capital Stock.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member, which results in receipt of Net Cash Proceeds, provided that any such settlement or payment in respect of any claim or series of related claims or proceeding or series of related proceedings yielding (a) $1,000,000 of Net Cash Proceeds or less individually or (b) $3,000,000 of Net Cash Proceeds or less in the aggregate in any fiscal year shall not constitute Recovery Events.

“Refunded Swingline Loans”: as defined in Section 2.7.

“Refunding Capital Stock”: as defined in Section 7.6(c).

“Register”: as defined in Section 10.6(b).

“Registered”: issued by, registered with, renewed by or the subject of a pending application before any governmental entity or Internet domain name registrar.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets, useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Agreements”: collectively, the Acquisition Documentation and the Senior Note Indenture.

“Related Parties”: as to any Person, such Person’s Affiliates, directors, officers, employees, advisors, agents or other representatives.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Term Loans”: as defined in Section 10.1(h).

“Replacement Term Loans”: as defined in Section 10.1(h).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty day notice period referred to in Section 4043(c) of ERISA has been waived under PBGC Reg. § 4043, with respect to a Pension Plan.

“Repricing Transaction”: (a) any prepayment of the Tranche B Term Loans using proceeds of Indebtedness incurred by a Loan Party from a substantially concurrent incurrence of syndicated term loans for which the yield with respect thereto is less than the yield with respect to the Tranche B Term Loans on the date of such prepayment, provided that the primary purpose of such prepayment is to refinance Tranche B Term Loans at a lower yield or (b) any repricing of the Tranche B Term Loans pursuant to an amendment hereto resulting in the yield with respect thereto being lower than the yield with respect to the Tranche B Term Loans on the date of such amendment. For purposes of this definition, “yield” shall include any OID (as defined in Section 2.24(a)) (with OID being equated to the interest rates in a manner reasonably determined by the Administrative Agent based on an assumed four-year life to maturity), any upfront fees (which shall be deemed to constitute like amounts of OID) and any interest rate floors (which shall be equated to interest rate margins) applicable to any such syndicated term loans or to the Tranche B Term Loans, but shall exclude any customary arrangement, underwriting or similar fees.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, vice president, treasurer or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including, without limitation, pursuant to Section 2.24). The original amount of the Total Revolving Commitments is $50,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: as defined in the definition of “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding; provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.23 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.

“Revolving Termination Date”: June 6, 2017.

“Sale-Leaseback Transaction”: as defined in Section 7.11.

“Sanctions”: sanctions or embargoes under regulations imposed by the United Nations Security Council, the European Union, OFAC, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC”: the Securities and Exchange Commission, any successor thereto or, to the extent the Securities and Exchange Commission is no longer in existence and a successor thereto has not been appointed in accordance with applicable law, any analogous U.S. federal Governmental Authority.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Sellers”: as defined in the recitals hereto.

“Senior Note Indenture”: (i) the Indenture dated as of the date hereof entered into by the Borrower in connection with the issuance of the Senior Notes, together with the Senior Notes and all instruments and other agreements entered into by Holdings, the Borrower or any Subsidiaries in connection therewith and (ii) any agreements and instruments entered into by Holdings, the Borrower and any Subsidiaries in connection with any Permitted Refinancing of the Senior Notes, including, in the case of the agreements described in each of the foregoing clauses (i) and (ii), as amended as permitted under Section 7.9.

“Senior Notes”: (i) the 10.625% Senior Notes due 2020 of the Borrower issued on the Closing Date pursuant to the Senior Note Indenture and (ii) any notes or other instruments issued in connection with any Permitted Refinancing of the Senior Notes, in each case, as amended as permitted under Section 7.9.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing or commercial cards or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Guarantor and any Lender or affiliate thereof.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the documents governing any material Unsecured Indebtedness.

“Specified Person”: as defined in Section 4.25.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the Borrower or any Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.

“Sponsor”: The Veritas Capital Fund III. L.P., The Veritas Capital Fund IV, L.P. and their respective Control Investment Affiliates.

“Subject Transaction”: (i) the Acquisition, (ii) any Material Acquisition, (iii) any Material Disposition, (iv) any incurrence of any Incremental Facility in accordance with Section 2.24(a) and (v) any Restricted Payment permitted by clause (g) of Section 7.6.

“Subordinated Indebtedness”: any Indebtedness of a Loan Party which is subordinated in right of payment to any Obligations (as defined in the Guarantee and Collateral Agreement).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Restricted Subsidiary of the Borrower that becomes a party to the Guarantee and Collateral Agreement.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $ 10,000,000.

“Swingline Exposure”: at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Syndication Agent”: as defined in the preamble hereto.

“Tax Group”: as defined in Section 7.6(e)(ii).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility”: any of the Tranche B Term Facility or any Incremental Term Facility.

“Term Lenders”: the collective reference to the Tranche B Term Lenders and the Incremental Term Lenders.

“Term Loans”: the collective reference to the Tranche B Term Loans and the Incremental Term Loans.

“Test Period”: at any time, the period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period); provided that for purposes of making any determinations hereunder on a Pro Forma Basis, “Test Period” shall refer to the last four consecutive fiscal quarter period for which consolidated financial statements of the Borrower have been (or were required to be) delivered pursuant to Section 6.1(a) or (b), as applicable (or, at any time prior to the first time when such financial statements have been (or are required to be) delivered, the four consecutive fiscal quarter period ended on March 31, 2012).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche B Maturity Date”: June 6, 2019.

“Tranche B Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” opposite such Lender’s name on Schedule 1.1 A. The original aggregate amount of the Tranche B Term Commitments is $527,625,000.

“Tranche B Term Facility”: as defined in the definition of “Facility”.

“Tranche B Term Lender”: each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

“Tranche B Term Loan”: as defined in Section 2.1.

“Tranche B Term Percentage”: as to any Tranche B Term Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Transactions”: as defined in Section 4.1(a).

“Transaction Costs”: the fees, costs and expenses payable by Holdings, Borrower or any of Borrower’s Subsidiaries prior to, on, or within 90 days after the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements.

“Transferee”: any Assignee or Participant.

“Treasury Capital Stock”: as defined in Section 7.6(c).

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unaudited Financial Statements”: the financial statements described in Section 4.1(b)(ii).

“United States”: the United States of America.

“Unrestricted Cash”: all cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries to the extent that (i) the use of such cash and Cash Equivalents for application to payment of the Obligations is not prohibited by any contract or Requirement of Law and (ii) such cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of the Administrative Agent and Liens permitted by Sections 7.3(a), (1) and (u)); provided, that Unrestricted Cash shall not exceed S25,000,000.

“Unrestricted Subsidiary”: (a) any Subsidiary of Holdings (other than Borrower) that shall have been designated an Unrestricted Subsidiary by Holdings in the manner provided below and (b) any Subsidiary of an Unrestricted Subsidiary. Holdings may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if (i) neither such Subsidiary nor any of its Subsidiaries owns any Capital Stock of, or holds any Lien on any property of, Holdings, Borrower or any other Restricted Subsidiary (other than a Restricted Subsidiary which is also concurrently becoming an Unrestricted Subsidiary), (ii) after giving effect to such designation, Holdings shall be in compliance with Section 7.8 (it being understood that, for purposes of determining such compliance, all Investments made (at the time of and following such designation) by Loan Parties in any Subsidiary so designated, shall be deemed to be Investments in an Unrestricted Subsidiary), (iii) after giving effect to such designation, Borrower shall be in compliance on a Pro Forma Basis with the Financial Covenant (whether or not then in effect) recomputed as at the last day of the applicable Test Period, as if such designation had occurred on the first day of each relevant period for testing such compliance and (iv) no Default or Event of Default shall have occurred and be continuing or would result therefrom. Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect to such designation, Borrower is in compliance on a Pro Forma Basis with the Financial Covenant (whether or not then in effect) recomputed as at the last day of the applicable Test Period. Holdings shall promptly notify the Administrative Agent in writing of any such designation (and the Administrative Agent shall notify the Lenders) and shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of Borrower certifying that such designation complied with the foregoing provisions together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (iii) of the second sentence of this definition or in clause (ii) of the third sentence of this definition, as applicable. For the avoidance of doubt, the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. As of the Closing Date, there are no Unrestricted Subsidiaries.

“Unsecured Indebtedness”: the Senior Notes, any Indebtedness issued pursuant to Section 7.2(o) and any Permitted Refinancing of any thereof.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30)of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.19(f)(ii)(B)(3).

“Voting Stock”: with respect to any Person, such Person’s Capital Stock having the right to vote for election of directors (or the equivalent thereof) of such Person under ordinary circumstances.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash,

Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Certain Calculations. (a) For purposes of determining the Consolidated Senior Secured Leverage Ratio and the Consolidated Total Leverage Ratio (each, an “Applicable Calculation”), if any Subject Transaction has occurred during the applicable Test Period or subsequent to such Test Period and on or prior to the applicable Calculation Date (as hereinafter defined), the Applicable Calculation shall be calculated with respect to such Test Period giving pro forma effect to such Subject Transaction, including Pro Forma Cost Savings to the extent allowed in the definition of “Consolidated EBITDA”; provided that for purposes of calculating the Consolidated Senior Secured Leverage Ratio for purposes of (i) determining compliance with Section 7.1, (ii) determining the ECF Percentage or (iii) determining the Applicable Margin, no effect shall be given to any Subject Transaction (and related pro forma adjustments) that occurs after the end of the applicable Test Period.

(b) In the event that Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness (other than working capital borrowings, unless such Indebtedness has been permanently repaid) or issues, repurchases, or redeems preferred stock subsequent to the commencement of the Test Period for which the Applicable Calculation is being calculated and on or prior to the date on which the event for which the Applicable Calculation is being calculated (the “Calculation Date”), in each case in connection with a Subject Transaction, then the Applicable Calculation will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Test Period.

(c) If since the beginning of the applicable Test Period any Person (that subsequently became a Restricted Subsidiary of Borrower or was merged with or into Borrower or any Restricted Subsidiary of Borrower since the beginning of such Test Period) shall have made any Subject Transaction that would have required adjustment pursuant to this Section 1.3, then the Applicable Calculation shall be calculated giving pro forma effect thereto for such period as if such Subject Transaction had occurred at the beginning of the applicable Test Period.

(d) In calculating the Applicable Calculation, the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the applicable Calculation Date, will be excluded (including by adding back the amount of any attributable Consolidated EBITDA that was negative) for such Test Period.

(e) In calculating the Applicable Calculation, the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the applicable Calculation Date, will be excluded to the extent a proportionate amount of Indebtedness has been permanently repaid, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of Borrower or any of its Restricted Subsidiaries following the applicable Calculation Date.

(f) In calculating the Applicable Calculation, any Person that is a Restricted Subsidiary on the applicable Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such Test Period.

(g) In calculating the Applicable Calculation, any Person that is not a Restricted Subsidiary on the applicable Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such Test Period.

(h) In calculating the Applicable Calculation, if any new Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the applicable Calculation Date had been the applicable rate for the entire Test Period (after giving effect to the operation of any Swap Agreement applicable to such Indebtedness).

(i) In calculating the Applicable Calculation, interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period.

(j) For purposes of determining compliance with Section 7.1 on a Pro Forma Basis in order to determine the permissibility of a transaction to the extent such compliance is being measured as of a date prior to the last day of the first Test Period for which the Financial Covenant is required to be satisfied, the levels set forth in Section 7.1 for the last day of such first Test Period shall be deemed to apply in determining compliance with such Financial Covenant.

(k) In calculating the Applicable Calculations for any determination pursuant to Section 2.24(a) in the case of any increase in’ the Revolving Commitments, the full amount of such increase shall be deemed to be outstanding for the applicable Test Period.

(1) In calculating the Applicable Calculations, Unrestricted Subsidiaries shall be disregarded.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Tranche B Term Lender severally agrees to make a term loan (a “Tranche B Term Loan”) to the

Borrower on the Closing Date in an amount equal to the amount of the Tranche B Term Commitment of such Lender. The Tranche B Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 1:00 P.M., New York City time, on June 4, 2012, in the case of Eurodollar Loans, or (b) 12:00 Noon, New York City time, one Business Day prior to the anticipated Closing Date, in the case of ABR Loans, requesting that the Tranche B Term Lenders make the Tranche B Term Loans on the Closing Date and specifying, (i) the amount and Type to be borrowed and (ii) in the case of Eurodollar Loans, the respective lengths of the initial Interest Period(s) therefor. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche B Term Lender thereof. Not later than 1:00 P.M., New York City time, on the Closing Date each Tranche B Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche B Term Loan or Tranche B Term Loans to be made by such Lender. The failure of any Term Lender to make any Term Loan required to be made by it shall not relieve any other Term hereunder of its Obligations hereunder. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent (or such other account as the Borrower shall specify in writing) with the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Lenders in immediately available funds on such date if such funds are received prior to 4:00 P.M., New York City time.

2.3 Repayment of Term Loans. (a) The Tranche B Term Loan of each Tranche B Term Lender shall mature in 28 quarterly installments, each of which shall be payable on each date set forth below in an amount equal to such Lender’s Tranche B Term Percentage multiplied by the amount set forth below opposite such date:

Installment Dates	Principal Amount
September 30, 2012	$1,319,062.50
December 31, 2012	$1,319,062.50
March 31, 2013	$1,319,062.50
June 30, 2013	$1,319,062.50
September 30, 2013	$1,319,062.50
December 31, 2013	$1,319,062.50
March 31, 2014	$1,319,062.50
June 30, 2014	$1,319,062.50

Installment Dates	Principal Amount
September 30, 2014	$1,319,062.50
December 31, 2014	$1,319,062.50
March 31, 2015	$1,319,062.50
June 30, 2015	$1,319,062.50
September 30, 2015	$1,319,062.50
December 31, 2015	$1,319,062.50
March 31, 2016	$1,319,062.50
June 30, 2016	$1,319,062.50
September 30, 2016	$1,319,062.50
December 31, 2016	$1,319,062.50
March 31, 2017	$1,319,062.50
June 30, 2017	$1,319,062.50
September 30, 2017	$1,319,062.50
December 31, 2017	$1,319,062.50
March 31, 2018	$1,319,062.50
June 30, 2018	$1,319,062.50
September 30, 2018	$1,319,062.50
December 31, 2018	$1,319,062.50
March 31, 2019	$1,319,062.50
Tranche B Maturity Date	$492,010,312.50

(b) The Incremental Term Loans of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Increased Facility Activation Notice pursuant to which such Incremental Term Loans were made.

2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and-reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) 11:00 A.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans, specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor). If no election as to the Type of a Revolving Loan is specified in any such notice, then the requested borrowing shall be an ABR Loan. If no Interest Period with respect to any Eurodollar Loan is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $3,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. The failure of any Revolving Lender to make any Revolving Loan required to be made by it shall not relieve any other Revolving Lender hereunder of its obligations hereunder. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office (or such other account as the Borrower shall specify in writing) with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan and the use of the proceeds thereof, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent (or such other account as the Borrower shall specify in writing) on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (the “Commitment Fee”) for the period from and including the Closing Date (or such later date as of which such Lender shall become a Lender hereunder) to the last day of the Revolving Commitment Period, computed at the rate per annum set forth in the definition of “Applicable Margin” on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof. If there is any change in the Commitment Fee during a period, the actual daily amount shall be computed separately for such period during the quarter that such Commitment Fee was in effect.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

2.9 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Each notice delivered by the Borrower pursuant to this Section 2.9 shall be irrevocable; provided, that a notice to terminate any Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or a change of control in which case, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Notwithstanding the foregoing, the revocation of a termination notice shall not affect the Borrower’s obligation to indemnify any Lender in accordance with Section 2.20 for any loss or expense sustained or incurred as a consequence thereof.

2.10 Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20; provided, further, that such notice to prepay the Loans delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or a change of control, in either case, which such notice may be revoked by the Borrower (by further notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Notwithstanding the foregoing, the revocation of a prepayment notice shall not affect the Borrower’s obligation to indemnify any Lender in accordance with Section 2.20 for any loss or expense sustained or incurred as a consequence thereof. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued and unpaid interest, if any, to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Any prepayment of Term Loans pursuant to this Section 2.10 shall be applied to subsequent principal installments as directed by the Borrower.

(b) Notwithstanding anything to the contrary in this Section 2.10, any prepayment or repricing of the Tranche B Term Loans effected on or prior to the first anniversary of the Closing Date as a result of a Repricing Transaction shall be accompanied by a fee equal to 1.00% of the principal amount of Tranche B Term Loans prepaid or repriced, unless such fee is waived by the applicable Tranche B Term Loan Lender. If in connection with a Repricing Transaction on or prior to such first anniversary any Lender is replaced as a result of not providing consent in respect of such Repricing Transaction pursuant to Section 2.22, such Lender shall be entitled to the fee provided under this Section 2.10.

2.11 Mandatory Prepayments of Term Loans. (a) If any Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied promptly and in any event within five Business Days after the date of receipt of such Net Cash Proceeds by such Group Member, toward the prepayment of the Term Loans as set forth in Section 2.11(e).

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied promptly and in any event within five Business Days after the date of receipt of such Net Cash Proceeds by such Group Member, toward the prepayment of the Term Loans as set forth in Section 2.11(e); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(e); provided, further that no such prepayment shall be required under this Section 2.11(b) with respect to any Asset Sales made by or Recovery Events with respect to any Foreign Restricted Subsidiary to the extent that (and, with respect to the succeeding sub-clauses (2) and (3), for so long as) (1) the Net Cash Proceeds of all such Asset Sales of and Recovery Events with respect to all Foreign Restricted Subsidiaries do not exceed $15,000,000 in the aggregate during the term of this Agreement, (2) local Requirements of Law prohibit such Foreign Restricted Subsidiary from making payment of the Net Cash Proceeds of such Asset Sale to the Loan Parties, whether through the repayment of intercompany loans, dividends or otherwise (provided that to the extent any such Requirements of Law permit such payments at a later time, such prepayment shall be required within five Business Days thereafter) or (3) Borrower determines in reasonable good faith that repatriation to the United States of any such Net Cash Proceeds of an Asset Sale by a Foreign Restricted Subsidiary would have a . material adverse tax consequence with respect to such funds (provided that if such funds are so repatriated by such Foreign Restricted Subsidiary, such repatriated funds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) toward the prepayment of the Term Loans as set forth in Section 2.11(e)).

(c) If for any Excess Cash Flow Period there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans as set forth in Section

2.11(e). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) If on any date any Group Member shall receive Net Cash Proceeds from a Sale-Leaseback Transaction, an amount equal to 100% of such Net Cash Proceeds shall be applied promptly and in any event within five Business Days after the date of receipt of such Net Cash Proceeds by such Group Member, toward the prepayment of the Term Loans as set forth in Section 2.11(e).

(e) Amounts to be applied in connection with prepayments made pursuant to this Section 2.11 shall be applied to the prepayment of the Term Loans in accordance with Section 2.17(a). The application of any prepayment pursuant to this Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.11 shall be accompanied by accrued and unpaid interest, if any, to the date of such prepayment on the amount prepaid and without premium or penalty (other than amounts payable pursuant to Section 2.20). If no Term Loans are outstanding, such remaining amounts payable under this Section 2.11 shall be retained by the Borrower and its Restricted Subsidiaries. Notwithstanding the foregoing, any Term Loan Lender may elect, by written notice to the Administrative Agent, at least one Business Day prior to the prepayment date to decline all or any portion of any mandatory prepayment of its Term Loans pursuant to this Section 2.11, in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined shall be ratably offered to each Term Lender that initially accepted such mandatory prepayment. Any amounts rejected by such Lenders shall be retained by or repaid to the Borrower.

(f) Notwithstanding anything in this Section 2.11 to the contrary, on any date on which the Borrower is otherwise required to make a prepayment of the Terms Loans pursuant to this Section 2.11, the Borrower may, upon prior written notice to the Administrative Agent, elect to make such prepayment into the Prepayment Account. Following such payment into the Prepayment Account, the Borrower shall only withdraw amounts deposited therein to make prepayments of the Term Loans pursuant to this Section 2.11 as follows:

(i) in the case where such prepayment relates to any Excess Cash Flow for any fiscal year under clause (c) above, such amount shall be so applied on the last day of the Interest Period for such Term Loans in which the relevant Excess Cash Flow Application Date falls; or

(ii) in the case where such prepayment relates to any Net Cash Proceeds under clauses (a) or (b) above, such amount shall be so applied on the last day of the Interest Period for such Term Loans in which the date falling five Business Days after the date of receipt by any Group Member of such Net Cash Proceeds falls.

Where such amount is paid into the Prepayment Account pending such application, such amount (or the relevant portion thereof) shall be withdrawn from the Prepayment Account on the last day of such Interest Period and applied towards prepayment of such Term Loans, in accordance with Section 2.11(e).

2.12 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period (or continued as multiple Eurodollar Loans having different Interest Periods) with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan under a particular Facility may be continued or divided as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender and the Borrower thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% per annum or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2% per annum, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% per annum (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(ii) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any .outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche B Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders; in each case except as otherwise expressly provided by this Agreement as in effect from time to time. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the applicable Term Loans then held by the Term Lenders of such Term Loans, except as otherwise expressly provided by this Agreement as in effect from time to time. The amount of each principal prepayment of the Tranche B Term Loans pursuant to Section 2.11 shall be applied to reduce the then remaining principal installments of the Tranche B Term Loans first to principal installments occurring with the next 12 months in direct order of maturity and second pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders (except as otherwise expressly provided by this Agreement as in effect from time to time).

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a

Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(b), 2.7(c), 2.17(d), 2.17(e), 2.23(d), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto.

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of any Credit Party that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on any Credit Party any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Credit Party, by an amount that such Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Credit Party, upon its demand, any additional amounts necessary to compensate such Credit Party for such increased cost or reduced amount receivable. If any Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any success or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section 2.18 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.18, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.18 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19), the amounts received with respect to this Agreement equal the sum which would have been received had no such deduction or withholding been made.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Borrower shall indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including. Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Non-U.S. Lender for whom payments constitute income that is effectively connected with such Non-U.S. Lender’s conduct of a trade or business in the United States, executed originals of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-l to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i) For purposes of this Section 2.19, the term “Lender” includes the Issuing Lender.

2.20 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.20 submitted to the Borrower by any Lender (together with a reasonably detailed calculation of such amounts) shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) or (d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the reasonable judgment of such Lender, do not cause such Lender and its lending office(s) to suffer any economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (d), (b) is a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders or the Majority Facility Lenders, as the case may be, has been obtained), with a replacement financial institution or lender; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a) or (d), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement (and, in the case of the Revolving Facility, shall assume the Revolving Commitment of such replaced Lender), (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent and, if such financial institution will be a Lender under the Revolving Facility, the Issuing Lender, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.23 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8(a);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.8(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) it has been made public that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit (other than for failure of the borrower under such agreement to satisfy a borrowing condition in such agreement), the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.24 Incremental Facilities.

(a) The Borrower and any one or more Lenders (including New Lenders (as defined in clause (b) below)) may from time to time agree that such Lenders shall make, obtain or increase the amount of their term loans under this Agreement (“Incremental Term Loans”) or Revolving Commitments, as applicable, by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase and the Facility or Facilities involved, (ii) the applicable Increased Facility Closing Date and (iii) in the case of Incremental Term Loans, (x) the applicable Incremental Term Maturity Date, (y) the amortization schedule for such Incremental Term Loans, and (z) the Applicable Margin for such Incremental Term Loans; provided, that (i) no Default or Event of Default then exists or would exist after giving effect thereto, (ii) the representations and warranties made by each Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such Increased Facility Closing Date as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (iii) the maturity date of each Incremental Term Facility shall be no earlier than the Tranche B Maturity Date, (iv) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Tranche B Term Loans, (v) the interest margins for the Incremental Term Facility shall be determined by the Borrower and the Incremental Term Lender; provided that if the total yield (calculated for both the Incremental Term Loans and the Tranche B Term Loans, including any original issue discount (“OID”) (with OID being equated to the interest rates in a manner reasonably determined by the Administrative Agent based on an assumed four-year life to maturity) and any upfront fees (which shall be deemed to constitute like amounts of OID) and with any interest rate floor applicable to any Incremental Term Loans greater than the minimum ABR or Eurodollar Base Rate applicable to the Term Loan Facility equated to an increased interest rate margin, but excluding any customary arrangement, underwriting or similar fee paid by the Borrower) in respect of any Incremental Term Loans exceeds the total yield for the existing Tranche B Term Loans by 0.50% or more, the Applicable Margin for the Term Loans shall be increased so that the total yield in respect of such Incremental Term Loans is no more than 0.50% points higher than the total yield for the existing Term Loans and the Applicable Margin for the Revolving Facility shall be increased by a like amount, (vi) each Incremental Facility may be secured by either a pari passu or junior lien on the Collateral in each case on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent, (vii) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with that of the Tranche B Term Loans (except to the extent permitted by clause (iii), (iv) or (v) above), they shall be reasonably satisfactory to the Administrative Agent, and (viii) the proceeds of Loans made under the Incremental Facilities may be used for Investments permitted by Section 7.8 and for other working capital and general corporate purposes of the Borrower, but may not be used to finance Restricted Payments. Notwithstanding the foregoing (i) without the consent of the Required Lenders, the aggregate amount of Incremental Facilities shall not exceed the greater of (x) $75,000,000 and (y) $150,000,000 as long as in the case of this clause (y), after giving Pro Forma Effect thereto (assuming, in the case of an Incremental Revolving Facility, the full drawing thereunder) and the use of proceeds thereof, the Consolidated Senior Secured Leverage Ratio would be less than 4.00:1.00; and (ii) without the consent of the Administrative Agent, (x) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $10,000,000 and (y) no more than four Increased Facility Closing Dates may be selected by the Borrower after the Closing Date. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b) Any additional bank, financial institution or other entity which, with the consent of the Borrower, the Administrative Agent (which consent shall not be unreasonably withheld) and, in the case of the Incremental Revolving Facility, the Issuing Bank (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.24(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit G, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to the Revolving Facility, the Borrower shall borrow Revolving Loans under the relevant increased Revolving Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurodollar Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed or effected had been proportionately increased. The Eurodollar Base Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Eurodollar Base Rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Lender).

(d) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower and its Restricted Subsidiaries on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that (i) the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (A) the L/C Obligations would exceed the L/C Commitment or (B) the aggregate amount of the Available Revolving Commitments would be less than zero and (ii) the Borrower shall be the co-applicant and jointly and severally liable with respect to each Letter of Credit issued for the account of a Restricted Subsidiary. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges. (a) The Borrower will pay a fee (the “Letter of Credit Fee”) on the average daily undrawn and unexpired amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to

Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower or other applicant shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 3:00 P.M., New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice of payment of such draft. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the’ ‘ documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower hereby jointly and severally represent and warrant to the Administrative Agent and each Lender (with references to any Loan Party or Group Member being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower as at March 31, 2012 (including the notes thereto) (the “Pro Forma Balance Sheet”) and related pro forma statement of operations for the four-quarter period ended March 31, 2012 (the “Pro Forma Income Statement”: together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared on the basis of the historical quarterly financial statements of the Business for such period giving effect (as if such events had occurred on such date, in the case of the Pro Forma Balance Sheet, or at the beginning of such period, in the case of the Pro Forma Income Statement) to (i) the consummation of the Acquisition, (ii) the Loans to be made and the Senior Notes to be issued on the Closing Date and the use of proceeds thereof, (iii) the payment of fees and expenses in connection with the foregoing and (iv) the Equity Contribution (collectively, the “Transactions”). The Pro Forma Balance Sheet has been prepared based on (i) with respect to the information concerning the Business, information provided by the Sellers to the Borrower and (ii) with respect to all information reflected thereon, the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at March 31, 2012, assuming that the events specified in the preceding sentence had actually occurred at such date, but without any pro forma effect of the change in the funded status of Pension Plans of the Borrower and the Business.

(b) (i) The audited combined balance sheets of the Business as at December 31, 2011 and December 31, 2010, the audited combined statements of net investment of Parent in the Business as at December 31, 2011, December 31, 2010 and December 31, 2009, and the audited combined statements of operations and cash flows for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009 (the “Audited Financial Statements”), and (ii) the unaudited combined balance sheet of the Business as at March 31, 2012, and the related combined statements of operations and cash flows of the Business for the fiscal quarter then ended, (v) have been prepared based on (i) with respect to the information concerning the Business, information provided by the Sellers to the Borrower and (ii) with respect to all information reflected thereon, the best information available to the Borrower as of the date of delivery thereof, (w) have been prepared in accordance with GAAP, consistently applied throughout the periods presented, except in the case of the Unaudited Financial Statements, for the absence of footnote disclosures and subject to usual recurring year-end adjustments, (x) fairly present in all material respects the financial condition and results of operations of the Business for the periods presented, (y) have been prepared on a carveout basis and (z) in the case of the Unaudited Financial Statements, have been prepared in form and content consistent with the Audited Financial Statements except for the absence of footnote disclosures and subject to customary recurring year-end adjustments.

(c) To the Actual Knowledge of the Borrower, the Sellers have established and maintained systems of internal accounting controls with respect to the Business, the Transferred Assets and the Assumed Liabilities (as defined in the Acquisition Agreement) reasonably believed to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of the combined financial statements of the Business in conformity with IFRS (as defined in the Acquisition Agreement) and to maintain proper accountability for items, and (iii) the recorded asset and liability amounts are reviewed and reconciled in a timely manner at reasonable intervals and appropriate action is taken with respect to any differences.

4.2 No Change. Since the Closing Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in the case of the foregoing clauses (a), (c) or (d), to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect (other than those expressly contemplated on any such schedule to be obtained or made after the Closing Date), (ii) the filings referred to in Section 4.19 and (iii) to the extent failure to obtain or make any such consent, authorization, filing or notice would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents) except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. No litigation, or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against any Group Member or with respect to any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold or license interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property.

(a) The Group Members own, or are licensed to use, all Intellectual Property used by the Business as currently conducted, except for such services and Intellectual Property that will be provided or licensed to them on a transitional basis after the Acquisition or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) No material written claim has been asserted and is pending by any Person challenging or questioning the validity or effectiveness of any Intellectual Property owned by any Group Member, nor does the Borrower have Actual Knowledge of any valid basis for any such claim, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(c) To the Actual Knowledge of the Borrower, the conduct of the Business as currently conducted does not infringe, misappropriate, or violate any Intellectual Property owned by a third party, except for such infringements, misappropriations or other violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) No other representations or warranties in this Agreement shall apply to Intellectual Property except for Sections 4.2 through 4.7 (inclusive) and Section 4.9, provided that the only representations and warranties with respect to Intellectual Property infringement or sufficiency are in Section 4.9.

4.10 Taxes. Except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, (a) each Group Member has filed or caused to be filed all federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); (b) no Tax Lien has been filed, and, (c) to the Actual Knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Group Members consist of “margin stock” as so defined. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-l, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all provisions of applicable law and all applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such plan or arrangement.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation or formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except (i) as created by the Loan Documents or (ii) except as may be set forth in any agreements entered into with respect to any JV Subsidiary.

4.16 Use of Proceeds. The proceeds of the Tranche B Term Loans shall be used to finance a portion of the Acquisition and to pay related fees and expenses. The proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes (including, on the Closing Date, (a) to finance the Transactions (provided that no more than $5,000,000 of Revolving Loans and Swingline Loans may be used to finance the Transactions) and (b) to replace existing letters of credit with Letters of Credit issued hereunder.

4.17 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, or to the knowledge of Holdings or the Borrower, previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member nor does Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened in writing, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other written orders, or other written administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination from Materials of Environmental Concern at or, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or written statement, other than projections and information of a general economic or industry specific nature, when taken as a whole, furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements thereto). The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact to the Actual Knowledge of the Borrower that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement (other than Collateral in which a security interest cannot be perfected by the filings specified on Schedule 4.19(a)), when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

(b) Each of the Mortgages (to the extent any Mortgages are in effect) is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the filing offices indicated by the applicable Loan Parties to the Administrative Agent, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage). Schedule 1.1B lists, as of the Closing Date each parcel of owned real property located in the United States that has a fair market value, in the reasonable opinion of the Borrower, in excess of $1,000,000 held by the Borrower or any of its Restricted Subsidiaries.

(c) Notwithstanding anything in this Section 4.19 or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty on the Closing Date and until required pursuant to Section 6.12 or Section 5.1(n) with respect to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 5.1(n).

4.20 Solvency. The Loan Parties are, on a consolidated basis, and after giving effect to the Acquisition, the other Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21 Regulation H. No Mortgage (to the extent any Mortgages are in effect) encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

4.22 Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation and the Senior Note Indenture, including any amendments, supplements or modifications with respect to any of the foregoing.

4.23 Anti-Terrorism Laws. (a) Except as otherwise disclosed on Schedule 4.23, no Loan Party nor any of its Subsidiaries (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that violates the Anti-Terrorism Laws.

(b) The funds used by the Loan Parties to pay the Lenders will not be derived from activities that violate Anti-Terrorism Laws.

(c) No Loan Party, nor any of its Subsidiaries acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(d) Except as otherwise disclosed on Schedule 4.23, no Loan Party, nor any of its Subsidiaries, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person or person subject to Sanctions, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any Anti-Terrorism Law.

4.24 No Conflict with Customs, International Trade and OFAC Laws. (a) No Loan Party nor any of its Subsidiaries, any director, officer, nor to the knowledge of the Loan Parties after reasonable due diligence, employee, agent, Affiliate or representative of such Loan Party or Subsidiary (each, a “Specified Person”) is an Embargoed Person or subject to Sanctions, nor is any Loan Party or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

(b) Except as otherwise disclosed in Schedule 4.24, each of the Loan Parties and its Subsidiaries is in compliance with, in all material respects, and has not committed any material violation in the five years preceding the Closing Date, of applicable law or regulation, permit, order or other decision or requirement having the force or effect of law or regulation of any governmental entity concerning the importation of products, re-exportation or the exportation of products (including technology and services), the terms and conduct of international transactions and the making or receiving of international payments, namely, as applicable, the Tariff Act of 1930, as amended, and other laws, regulations and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by OFAC, the anti-boycott Laws administered by the U.S. Department of Commerce and the anti-boycott Laws administered by the U.S. Department of the Treasury.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent (unless otherwise provided by Section 6.12):

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, Holdings, the Borrower and each Person listed on Schedule 1.1 A and (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings and the Borrower.

(b) Acquisition, etc. The following transactions shall be consummated substantially concurrently:

(i) the Acquisition shall be consummated substantially concurrently with the initial extension of credit under the Facilities pursuant to the Acquisition Documentation and no provision thereof shall have been amended or waived, and no consent shall have been given thereunder, in any manner materially adverse to the interests of the Lead Arrangers or the Lenders without the prior written consent of the Lead Arrangers;

(ii) the Borrower shall have received the Equity Contribution;

(iii) the Borrower shall have received at least $327,150,000 in aggregate gross cash proceeds from the issuance of Senior Notes.

(c) Closing Date Indebtedness. On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its Subsidiaries shall have any material indebtedness for borrowed money other than the Facilities and the Senior Notes.

(d) No Change. Except as set forth in the Seller Disclosure Schedule (as defined in the Acquisition Agreement), since December 31, 2011, there shall not have occurred any event, change, occurrence or effect that would reasonably be expected to have a Closing Date Material Adverse Effect. Since April 23, 2012, no Closing Date Material Adverse Effect shall have occurred.

(e) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet and the Pro Forma Income Statement, (ii) the Audited Financial Statements and (iii) the Unaudited Financial Statements.

(f) [Reserved].

(g) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented two Business Days prior to the Closing Date (including the reasonable and documented fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(i) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Sullivan & Cromwell LLP, counsel to the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j) Solvency Certificate. The Lead Arrangers shall have received a certificate from the chief financial officer of the Acquired Subsidiary, in form and substance reasonably acceptable to the Lead Arrangers, certifying that Holdings, the Borrower and its Restricted Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent.

(k) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock of the Borrower and any other Subsidiary pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; provided, that with respect to any such promissory note, to the extent it cannot be delivered after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the delivery thereof shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but may instead be provided pursuant to Section 6.12.

(1) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation; provided, that to the extent any such document (other than Uniform Commercial Code financing statements) cannot be so filed, registered or recorded after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the such action shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but may instead be taken pursuant to Section 6.12.

(m) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2 of the Guarantee and Collateral Agreement; provided, that to the extent any such certificate cannot be so delivered after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the such action shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but may instead be taken pursuant to Section 6.12.

(n) Accuracy of Acquisition Agreement Representations and Specified Representations. The representations made by the Sellers in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to the Borrower’s obligations to consummate the Acquisition under the Acquisition Agreement or entitles the Borrower to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement, and the representations and warranties set forth in Sections 4.3(a), 4.4 (with respect to the first, second, fourth and fifth sentences), 4.5 (to the extent relating to charter documents), 4.11, 4.14, 4.16, 4.19(a) and (b) (subject to the limitations set forth in Sections 5.1(k) and (1)), 4.20, 4.23 and 4.24 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(o) USA Patriot Act. The Administrative Agent and the Lead Arrangers shall have received all information required under Section 10.17 at least five days prior to the Closing Date (to the extent the Borrower shall have received such request from the Administrative Agent and the Lead Arrangers at least ten Business Days prior thereto).

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than the initial extension of credit on the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Financial Condition Covenant Compliance. The Borrower shall be in compliance on a Pro Forma Basis with the Financial Covenant as of the last day of the applicable Test Period after giving effect to such extension of credit.

Each borrowing (other than the initial extension of credit on the Closing Date) by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (other than any Letter of Credit that has been fully cash collateralized on terms reasonably satisfactory to the Administrative Agent) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations for which no claim has been made), each of Holdings and the Borrower shall and shall cause each of its Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year (provided that with respect to the 2012 fiscal year the comparative form shall be for the Business for fiscal year 2011), reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing (an “Acceptable Opinion”); and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower commencing with the fiscal year period ending June 30, 2012 (60 days for the fiscal quarter ending June 30, 2012), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year (provided, that with respect to any fiscal quarter that ends on or prior to the first anniversary of the Closing Date, the comparative form shall be for the Business for the comparable period in the previous fiscal year), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c) simultaneously with the delivery of financial statements referred to in Sections 6.1(a) and (b) above, if during any of the periods covered by the statement of operations contained therein Borrower shall have one or more Unrestricted Subsidiaries, then such financial statements shall contain a footnote with information in reasonable detail summarizing the differences between the financial statements delivered pursuant to Sections 6.1(a) and (b) and the results of operations and financial condition of Borrower and its Restricted Subsidiaries without giving effect to the results or condition of any such Unrestricted Subsidiaries.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods. Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (c) of this Section 6.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent company of the Borrower that directly or indirectly owns all of the Capital Stock of the Borrower or (B) the Borrower’s (or any direct or indirect parent company thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the” SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand (which consolidating information shall be certified by a Responsible Officer of the Borrower as fairly presenting such information unless such consolidating information is contained in the financial statements included in a Form 10-K or 10-Q filed with the SEC), and (ii) to the extent such information is in lieu of information required to be provided under Section 6.1(a), the consolidated financial statements included in the materials provided pursuant to the foregoing clause (A) or (B) are accompanied by an Acceptable Opinion.

6.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (or, in the case of clause (i), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.1, except as specified in such certificate (it being understood that such certificate shall be limited to the items and scope that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of profession);

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with Section 7.1 and Section 7.7 as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any registered or applied for United States Intellectual Property acquired, registered or exclusively licensed by any Loan Party, (3) a description of any Person that has become a Group Member and of any Subsidiary that has been designated as a Restricted Subsidiary or Unrestricted Subsidiary, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on good faith estimates, information and assumptions believed by management of the Borrower to be reasonable at the time made and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;

(d) within 45 days after the end of each fiscal quarter of the Borrower (60 days for the fiscal quarter ending June 30, 2012), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) no later than two Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Note Indenture or the Acquisition Documentation;

(f) within five days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

(g) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Group Member or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof; and

(h) promptly, such additional financial and other information as any Lender may from time to time reasonably request, acting through the Administrative Agent.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations (including Taxes) of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit authorized representatives designated in writing by the Administrative Agent to visit and inspect any of its properties, and examine and make abstracts from any of its books and records, in each case to the extent permitted by applicable laws, upon reasonable prior notice during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided, however, that, (i) unless an Event of Default has occurred and is continuing, the Borrower shall only be required to bear the expense of two such inspections in any fiscal year and (ii) the Borrower and the Administrative Agent (or, as applicable, the Required Lenders or such Lender) shall each cooperate so that such inspection does not materially disrupt the normal operations of the Group Members. Notwithstanding the foregoing, no Group Member shall have any obligation to disclose (x) materials or information that is protected by attorney client privilege or the disclosure of which would prejudice a Group Member in current or future litigation with third parties, or violate applicable law or any confidentiality or secrecy obligations of any such Group Member or (y) trade secrets. The Administrative Agent and the Lenders agree that all information furnished to or otherwise made available to the Administrative Agent and the Lenders, whether verbally or in writing, pursuant to this Section 6.6, shall be treated as confidential and subject to the terms of Section 10.15.

6.7 Notices. Promptly upon a Responsible Officer of the Borrower becoming aware thereof, the Borrower shall give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $15,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought that, if obtained, in either case, would reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) an ERISA Event, as soon as possible and in any event within 10 days after the Borrower gains Actual Knowledge; and

(e) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all material licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing required under, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Maintenance of Ratings. Use commercially reasonable efforts, including, for the avoidance of doubt, the payment of the usual and customary fees and expenses of each of S&P and Moody’s, to cause (a) the Borrower to continuously have a public corporate credit rating from each of S&P and Moody’s (but not to maintain a specific rating) and (b) the Term Facility and the Revolving Facility to be continuously rated by each of S&P and Moody’s (but not to maintain a specific rating).

6.10 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g) and (z) property acquired by any Excluded Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property (subject only to the Liens permitted by Section 7.3), including the filing of Uniform Commercial Code financing statements and Intellectual Property short form security agreements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a fair market value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Loan Party (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3(g) and (y) real property acquired by any Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) Subject to Section 6.10(d), with respect to any new Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary that is (A) a Foreign Subsidiary that is a CFC, (B) a Domestic Subsidiary that (x) is a subsidiary of a CFC or (y) is a CFC Holdco be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (other than an Excluded Subsidiary, it being understood that any Subsidiary that ceases to be an Excluded Subsidiary shall be subject to this clause (iii)) (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (subject only to the Liens permitted by Section 7.3), including the filing of Uniform Commercial Code financing statements and Intellectual Property short form security agreements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) Notwithstanding the foregoing, in the case of any Domestic Subsidiary (other than an Excluded Subsidiary described in clauses (ii) – (v) of the definition thereof) in which the Borrower directly or indirectly owns at least 80% (but less than 90%) of the voting or economic interest, the Borrower shall use its commercially reasonable efforts to (i) cause such Subsidiary to become a Subsidiary Guarantor and (ii) cause the Capital Stock of such Subsidiary to be pledged as Collateral pursuant to the Security Documents (in each case, it being understood that such efforts shall not require any economic or other significant concession or result in any material adverse tax consequences with respect to the terms or structure of the governing arrangements of such Subsidiary).

6.11 Quarterly Lender Calls. In the case of Holdings and the Borrower, conduct a call with the Administrative Agent and the Lenders (to the extent requested by the Administrative Agent acting at the request of the Required Lenders) during each fiscal quarter at times and dates to be agreed by the Borrower and the Administrative Agent to discuss the financial condition and results of operations of the Group Members.

6.12 Post-Closing Actions. The Borrower shall take each action set forth on Schedule 6.12 within the period set forth on Schedule 6.12 for such action; provided, that in each case, the Administrative Agent may, in its sole reasonable discretion, grant extensions of the time periods set forth in such Schedule 6.12.

SECTION 7. NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (other than any Letter of Credit that has been fully cash collateralized on terms reasonably satisfactory to the Administrative Agent) or any Loan or other amount, is owing to any Lender or the Administrative Agent hereunder (other than contingent indemnification obligations for which no claim has been made), each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1 Consolidated Senior Secured Leverage Ratio. With respect to the Revolving Facility and only if the Financial Covenant is then in effect on the last day of the applicable fiscal quarter, permit the Consolidated Senior Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Senior Secured Leverage Ratio
Q2 2012	5.50 to 1.00
Q3 2012	5.50 to 1.00
Q4 2012	5.50 to 1.00
Q12013	5.25 to 1.00
Q2 2013	5.00 to 1.00
Q3 2013	4.75 to 1.00
Q4 2013	4.75 to 1.00
Ql 2014	4.50 to 1.00
Q2 2014	4.25 to 1.00
Q3 2014	4.00 to 1.00

Q4 2014	4.00 to 1.00
Ql 2015	3.75 to 1.00
Q2 2015	3.50 to 1.00
Q3 2015	3.25 to 1.00
Q4 2015	3.25 to 1.00
Q1 2016	3.00 to 1.00
Q2 2016	3.00 to 1.00
Q3 2016	3.00 to 1.00
Q4 2016	3.00 to 1.00
Q1 2017	3.00 to 1.00
Q2 2017	3.00 to 1.00

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower to any Restricted Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Restricted Subsidiary; .

(c) (i) Guarantee Obligations incurred by the Borrower or any of its Restricted Subsidiaries in respect of obligations of any Loan Party, (ii) Guarantee Obligations incurred by any Restricted Subsidiary which is not a Loan Party in respect of obligations of any Restricted Subsidiary which is not a Loan Party and (iii) Guarantee Obligations incurred by any Loan Party in respect of obligations of any Restricted Subsidiary which is not a Loan Party, provided that the Investment resulting from the incurrence thereof (equal to the proposed amount of the Guaranteed Obligations) is permitted under Section 7.80(i) or (s);

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d);

(e) Indebtedness (including, without limitation, Capital Lease Obligations secured by Liens permitted by Section 7.3(g)) in an aggregate principal amount not to exceed the greater of (i) $25,000,000 and (ii) 1.50% of Consolidated Total Assets at any one time outstanding;

(f) (i) Indebtedness of the Borrower in respect of the Senior Notes in an aggregate principal amount not to exceed $327,150,000 and (ii) Guarantee Obligations of any Guarantor in respect of such Indebtedness;

(g) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary (including, without limitation, intercompany ledger balances in connection with customary cash management practices among the Borrower and its Subsidiaries that do not appear on the consolidated balance sheet of the Borrower), provided (A) that Indebtedness of any Restricted Subsidiaries that are not Loan Parties to any Loan Party shall not exceed the amounts permitted by Section 7.8(i) and Section 7.8(s) at any time and (B) Indebtedness of the Borrower to any Restricted Subsidiary that is not a Subsidiary Guarantor and Indebtedness of any Subsidiary Guarantor to any Subsidiary that is not a Subsidiary Guarantor shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(h) Indebtedness of any Person (A) that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary or the Borrower after the Closing Date or (B) all or substantially all the assets of which are acquired by the Borrower or any Restricted Subsidiary pursuant to a transaction in which Indebtedness is assumed by the Borrower or any Restricted Subsidiary, in each case after the Closing Date; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary or the Borrower or at the time of such asset acquisition, and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or merging with or into a Restricted Subsidiary or the Borrower or at the time of such asset acquisition (and in the case of an assumption of Indebtedness in an asset acquisition, such Indebtedness is assumed only by the acquiring Person);

(i) Indebtedness in respect of netting services, overdraft protection and other similar arrangements, in each case incurred in the ordinary course of business;

(j) Indebtedness (other than for borrowed money) in respect of appeal, bid, performance, surety, customs or similar bonds issued for the account of any Group Member, the performance of bids, tenders, sales or contracts, statutory obligations, workers’ compensation claims, unemployment insurance, other types of social security or pension benefits, self-insurance and similar obligations and arrangements (in each case in the ordinary course of business consistent with past practice);

(k) any Permitted Refinancings of Indebtedness permitted by clause (d), (f), (h) or (o) of this Section 7.2;

(I) Subordinated Indebtedness of the Borrower so long as the proceeds thereof are promptly used to finance a Permitted Acquisition;

(m) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of incurrence;

(n) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(o) unsecured Indebtedness of Borrower (and any related unsecured guarantee by any Guarantor) that (i) will not mature prior to the 91st day following the Final Maturity Date, (ii) has no (A) scheduled amortization of principal or (B) required or mandatory redemptions, or repurchases, sinking fund obligation or payments of principal prior to the 91st day following the Final Maturity Date (other than, in the case of this clause (B), those that are not materially less favorable, taken as a whole, than those that are customary for high yield notes), (iii) contains covenants and events of default that are not materially less favorable, taken as a whole, to Holdings and its Subsidiaries than those that are customary for high yield notes (with respect to clauses (ii)(B) and (iii), as determined by the board of directors of Borrower in good faith as evidenced in a resolution of such board of directors); provided that (x) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such unsecured Indebtedness or would result therefrom and (y) the Consolidated Total Leverage Ratio of the Borrower on a Pro Forma Basis after giving effect to such unsecured Indebtedness as of the end of the most recent Test Period is not greater than 6.00:1.00;

(p) Indebtedness of Holdings (that is not guaranteed or given any other credit support by any other Group Member) evidenced by promissory notes issued to current or former officers, directors, consultants or employees (or their respective estates, spouses, former spouses, family members or other permitted transferees) of any Group Member in lieu of any cash payment permitted to be made under Section 7.6(d); provided that all such Indebtedness shall be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations on terms that are reasonably satisfactory to the Administrative Agent;

(q) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for earnouts, escrows, holdbacks, or similar deferred payment obligations, indemnification, adjustment of purchase price or other similar obligations, in each case, incurred or assumed in connection with Permitted Acquisitions or permitted Dispositions of any business, asset or any Capital Stock of a Subsidiary of the Borrower;

(r) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for products, goods and services purchased by customers in the ordinary course of business;

(s) Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(t) Indebtedness of Foreign Restricted Subsidiaries of the Borrower not to exceed the greater of (i) $15,000,000 and (ii) 1.00% of Consolidated Total Assets consisting of assets of Foreign Restricted Subsidiaries at any one time outstanding;

(u) Non-Recourse Debt of a JV Subsidiary in an aggregate principal amount for all JV Subsidiaries not to exceed $2,500,000 at any one time outstanding; and

(v) additional unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed the greater of (i) $40,000,000 and (ii) 2.50% of Consolidated Total Assets at any one time outstanding.

7.3 Liens Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) landlords, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits made in connection with (i) workers’ compensation claims, unemployment insurance or other social security legislation and (ii) deposits as security for import or customs duties or for the payment of rent;

(d) pledges or deposits to secure the performance of bids, tenders, sales, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, formally established self-insurance programs and other similar obligations incurred in the ordinary course of business;

(e) permits, servitudes, licenses, easements, rights-of-way, restrictions and other similar encumbrances imposed by applicable law or incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or minor imperfections in title to real property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries or materially detract from the value to the Borrower and its Restricted Subsidiaries of the property subject thereto, including, without limitation, the following: (i) zoning, entitlement, conservation restriction and other land use and environmental regulations by one or more Governmental Authorities which do not materially interfere with the present use of the assets of the Borrower and its Restricted Subsidiaries, (ii) covenants, conditions, restrictions, easements, encroachments, charges, rights-of-way and any similar matters of record set forth in any state, local or municipal franchise on title to real property of the Borrower and its Restricted Subsidiaries which do not materially interfere with the present use of such property and (iii) minor survey exceptions and matters as to real property of the Borrower and its Restricted Subsidiaries which would be disclosed by an accurate survey or inspection of such real property and do not materially impair the occupancy or current use of such real property;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f) securing Indebtedness permitted by Section 7.2(d); provided that no such Lien is spread to cover any additional property (except for proceeds thereof) after the Closing Date and that the amount of Indebtedness secured thereby is not increased, unless in accordance with a Permitted Refinancing;

(g) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 180 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property (except proceeds thereof) other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) (i) Liens on insurance policies and the proceeds thereof securing Indebtedness incurred pursuant to Sections 7.2(s)(i) and (ii) Liens securing Indebtedness incurred pursuant to Section 7.2(t), provided that such Liens incurred pursuant to Section 7.2(t) extend only to the assets of Foreign Restricted Subsidiaries;

(i) Liens created pursuant to the Security Documents;

(j) any interest or title of a lessor under any lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset any Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary or the Borrower after the Closing Date prior to the time such Person becomes a Restricted Subsidiary or such merger, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary or merging with or into a Restricted Subsidiary or the Borrower, as the case may be, (B) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (C) such Lien shall secure only those obligations (together with any Permitted Refinancing thereof) that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary or the Borrower, as the case may be;

(1) Liens that are rights of set off created in favor of banks and other financial institutions in the ordinary course of business over credit balances of any bank accounts held at such banks or financial institutions or over investment property held in a securities account, as the case may be, to secure fees and charges or returned items and charge backs, facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts or securities accounts;

(m) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Restricted Subsidiary to such Loan Party;

(n) leases, subleases, licenses or sublicenses of assets granted to others in the ordinary course of business that do not (i) in the aggregate interfere in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole, or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto or (iii) secure Indebtedness;

(o) Liens securing a Permitted Refinancing of Indebtedness permitted by Section 7.2(h) or (k) to the extent that any Indebtedness that is the subject of such Permitted Refinancing was secured by a Lien permitted under this Section 7.3; provided that any such Liens do not cover any property or assets of the Borrower or its Restricted Subsidiaries not securing the Indebtedness that is the subject of the refinancing;

(p) Liens in respect of judgments or attachments or awards in respect of judgments that do not constitute an Event of Default;

(q) any Lien consisting of rights reserved to or vested in any Governmental Authority by any statutory provision;

(r) with respect to Leased Property (as defined in the Acquisition Agreement), any Lien in respect of any developer’s, landlord’s or other third party’s interest in such Leased Property;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business;

(t) licenses or sublicenses of Intellectual Property granted by any Group Member in the ordinary course of business;

(u) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(v) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(w) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(x) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(y) the filing of Uniform Commercial Code financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(z) Liens in favor of any Loan Party (other than Holdings) to secure intercompany Indebtedness; provided that, if such Liens are on Collateral, such Liens are subordinated to the Liens securing the Obligations on terms reasonably satisfactory to the Administrative Agent;

(aa) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(bb) Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; and

(cc) Liens not otherwise permitted by this Section 7.3 so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Restricted Subsidiaries) $20,000,000 at any one time.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) (i) any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation) and (ii) any Subsidiary that is not a Loan Party may merge, consolidate or amalgamate with any other Subsidiary that is not a Loan Party;

(b) any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5;

(c) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation;

(d) any Group Member may merge with or consolidate with or into any corporation or entity if, after giving effect to such merger or consolidation, (i) such Group Member is the continuing or surviving corporation or entity (and if the Borrower is a party thereto, the Borrower is the continuing or surviving corporation) and (ii) no Default or Event of Default has occurred and is continuning or would result therefrom; and

(e) the Borrower may consummate the Acquisition.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or in the case of any Restricted Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 7.4(b) or Section 7.8;

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary;

(e) Dispositions to the Borrower or a Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions from the Borrower or a Restricted Subsidiary that is a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be made (i) at prices and on terms not materially less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with unrelated third parties or (ii) to the extent not made in compliance with clause (i), shall be treated as an Investment in such Restricted Subsidiary and shall be permitted only to the extent permitted pursuant to Section 7.8(i);

(f) Dispositions or forgiveness of overdue accounts receivable or other rights to payment solely in connection with the compromise, settlement or collection thereof;

(g) any Disposition of cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(h) to the extent allowable under Section 1031 of the Code, any Disposition of assets in exchange for other like property for use in a business of the Borrower and its Restricted Subsidiaries provided no assets constituting Collateral may be so Disposed of unless the like property constitutes Collateral;

(i) the leases and subleases or licenses of property and the licensing and sublicensing of patents, trademarks and other Intellectual Property or other general intangibles to third persons, in each case in the ordinary course of business on customary terms as determined by the board of directors, or such other individuals as they may delegate, in good faith;

(j) the sale or disposition, within 365 days after the date of a Permitted Acquisition, of (i) any portion of a business or operations acquired in a Permitted Acquisition, that is, in the judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Group Members taken as a whole or (ii) solely to the extent required by any Governmental Authority pursuant to applicable anti-trust law or other similar Requirement of Law in connection with any Permitted Acquisition, any other portion of a business or operations of the Group Members, in each case, provided that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower) and (y) no Default or any Event of Default has occurred and is continuing or would result from such disposition and (z) at least 75% of the purchase price for all property subject to such Asset Sale shall be paid to Holdings, the Borrower or any Restricted Subsidiary solely in cash and Cash Equivalents;

(k) Dispositions of any JV Subsidiary’s Capital Stock for fair market value (determined in good faith by the board of directors of Borrower) in accordance with the applicable joint venture agreement relating thereto; and

(1) Dispositions at fair market value (determined in good faith by the board of directors of Borrower); provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of assets disposed in any fiscal year pursuant to this clause (1) shall not exceed 5.0% of Consolidated Total Assets as of the last day of the preceding fiscal year (or as of the Closing Date in the case of Dispositions during fiscal year 2012) and (iii) at least 75% of the purchase price for all property subject to such Disposition shall be paid to Borrower or such Restricted Subsidiary in cash and Cash Equivalents.

Notwithstanding anything to the contrary contained in this Section 7.5, (i) any Disposition to or among the Borrower or any Subsidiary Guarantor shall be permitted and (ii) no Group Member may sell its accounts receivable or other rights to payment in any securitization, factoring, bulk sale or similar transaction.

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) Holdings may make Restricted Payments payable solely in Qualified Capital Stock of Holdings;

(b) any Restricted Subsidiary may make Restricted Payments pro rata to holders of its Capital Stock or to the Borrower or any Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis);

(c) Holdings (i) may redeem, repurchase, retire or otherwise acquire any Capital Stock (“Treasury Capital Stocks”) of Holdings or any Capital Stock of any Parent Entity, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to the Borrower or a Restricted Subsidiary) of, Capital Stock of Holdings or any Parent Entity to the extent contributed to Holdings (in each case, other than any Disqualified Capital Stock) (“Refunding Capital Stock”) and (ii) declare and pay dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to the Borrower or a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock;

(d) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower or Holdings may pay dividends or distributions to any Parent Entity to permit such Parent Entity to redeem, acquire or retire for value or repurchase shares of Capital Stock of Holdings or any Parent Entity from then current or former officers, directors, consultants and employees of any Group Member or Parent Entities (including permitted transferees, assigns, estates or heirs of such officer, director, consultant or employee), including upon the exercise of stock options or warrants for such Capital Stock, or any executive or employee savings or compensation plans, or, in each case, to the extent applicable, from their respective estates, spouses, former spouses or family members or other permitted transferees; provided, that the aggregate amount of payments under this clause (d) after the date hereof (net of any proceeds received by Holdings and contributed to the Borrower after the date hereof in connection with resales of any Capital Stock so purchased) shall not exceed $10,000,000 in any calendar year; provided, further, that Borrower or Holdings may carry over and make in the subsequent calendar year, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in the preceding calendar year (without giving effect to any carry over available in such calendar year) subject to a maximum of $15,000,000 of such purchases, redemptions, or other acquisitions or retirements in any calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed (i) the net cash proceeds from the sale of Capital Stock of Holdings and any Parent Entity to employees, officers or directors of any Group Member or Parent Entity that occurs after the Closing Date (to the extent the cash proceeds from the sale of such Capital Stock have been contributed to the Borrower as common equity and without duplication of proceeds of resales described above) plus (ii) the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Closing Date less (iii) any amounts previously applied to the payment of Restricted Payments pursuant to this clause (d);

(e) the Borrower may make Restricted Payments to Holdings to enable Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business (including, without limitation, franchise Taxes, directors’ fees and reasonable accounting, legal and administrative expenses of Holdings) in an aggregate amount not to exceed $1,000,000 in any fiscal year and (ii) for any taxable period in which the Borrower or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which Holdings is the common parent (a “Tax Group”), to pay federal, state and local income Taxes of the Tax Group that are directly attributable to the income of the Borrower or any of its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower and its Subsidiaries would have been required to pay had the Borrower been the common parent of a separate stand-alone tax group that included the Borrower and its Subsidiaries, reduced by any portion of such income Taxes directly paid by the Borrower or any of its Subsidiaries; provided further that the amount of any such payments, dividends or distributions under this clause (ii) attributable to any income of an Unrestricted Subsidiary shall be limited to the cash distributions made by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for such purpose (and in determining the stand-alone income tax liability of the Borrower and its Subsidiaries for purposes of the preceding sentence, any interest expense of Holdings shall be treated as an interest expense of Borrower);

(f) any JV Subsidiary may make Restricted Payments required or permitted to be made pursuant to the terms of the joint venture arrangements on a pro rata basis to holders of its Capital Stock;

(g) the Borrower may make Restricted Payments in an aggregate amount not to exceed the Available Basket Amount; provided that (i) no Default or Event of Default has occurred and is continuing at the time of any such Restricted Payment or would result therefrom and (ii) after giving effect to such Restricted Payment, the Borrower is in compliance with Section 7.1 as calculated on a Pro Forma Basis as of the end of the applicable Test Period (whether or not then in effect);

(h) the Borrower may make Restricted Payments to Holdings consisting of Qualified Capital Stock of Holdings to the extent such Qualified Capital Stock of Holdings is acquired by Borrower as a result of a foreclosure action following a default on an advance, loan and/or other extension of credit permitted pursuant to Section 7.8(1);

(i) Holdings may make payments resulting from the cashless exercise of options and warrants on the Capital Stock of Holdings permitted hereunder;

(j) Holdings may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock in Holdings, in an aggregate amount for all such payments pursuant to this Section 7.6(j) not to exceed $1,000,000 in any fiscal year;

(k) to the extent such proceeds or contribution do not (A) increase the Available Basket Amount, (B) constitute proceeds of Cure Securities or (C) comprise the Equity Contribution, the making of any payment in exchange for or out of the net cash proceeds of, a contribution to the common equity of Holdings or a substantially concurrent sale of Qualified Capital Stock of Holdings;

(1) the Borrower and Holdings may make any Restricted Payment on or about the Closing Date used to fund the Transactions and the fees and expenses related thereto to the extent disclosed to the Administrative Agent prior to the Closing Date;

(m) the Borrower and Holdings may make Restricted Payments to fund amounts owed to Affiliates of the Borrower (including as a result of the cancellation or vesting of outstanding options and other equity-based awards, in connection therewith) to the extent permitted under Section 7.10; provided that payments to Affiliates due to the termination of the Advisory Agreement or similar agreements shall be permitted by this clause (m) only to the extent such termination is attributable to an underwritten registered public offering of common stock of Holdings or any Parent Entity and such payments are funded from the proceeds of such offering;

(n) in addition to Restricted Payments otherwise permitted by this Section, Restricted Payments in an aggregate amount not to exceed $25,000,000, so long as no Default or Event of Default has occurred and is continuing at the time of any such Restricted Payment.

7.7 [Reserved].

7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to directors, officers, employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;

(e) the Acquisition;

(f) Investments in assets useful in a business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto, made by the Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(g) intercompany Investments (i) by any Group Member in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor or (ii) by any non-Loan Party Restricted Subsidiary in any other non-Loan Party Restricted Subsidiary;

(h) Permitted Acquisitions;

(i) Investments by the Loan Parties in Subsidiaries which are not Loan Parties not to exceed $15,000,000 at any time;

(j) Investments existing on the Closing Date listed on Schedule 7.8 and renewals or extensions of any such Investment to the extent not involving any additional Investments other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of this Agreement;

(k) Investments (i) received in satisfaction or partial satisfaction of delinquent accounts and disputes with customers or suppliers of such Person; (ii) acquired as a result of foreclosure of a Lien securing an Investment or the transfer of the assets subject to such Lien in lieu of foreclosure; (iii) consisting of deposits, prepayments and other credits to suppliers; or (iv) in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(1) Loans and advances by Borrower to Holdings to permit Holdings to repurchase or redeem Capital Stock of Holdings or any Parent Entity held by current or former officers, directors, consultants or employees (or their respective estates, spouses, former spouses, family members or other permitted transferees) of any Group Member, upon their death, disability, retirement, severance or termination of employment or service, in an amount not to exceed in any fiscal year, when aggregated with all Restricted Payments in such fiscal year permitted under Section 7.6(d), the amount permitted by Section 7.6(d), provided that any such loans or advances shall be evidenced by a promissory note which constitutes Collateral and any payments made thereon to Holdings will promptly be repaid to the Borrower;

(m) any Investment held by any person in existence at the time such person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or anticipation of such person becoming a Restricted Subsidiary and any modification, replacement, renewal or extension of such Investment which does not involve an additional Investment;

(n) the establishment, creation or acquisition of Subsidiaries to the extent permitted by Section 7.15 (provided that the making of any Investment in such Subsidiaries shall require the usage of another exception under this Section 7.8);

(o) the Borrower and its Restricted Subsidiaries may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(p) Investments in an amount not to exceed the Available Basket Amount at the time of such Investment;

(q) Investments constituting non-cash consideration useful in the operation of the business received by the Borrower or any of its Subsidiaries in connection with permitted Asset Sales and other Dispositions permitted under Section 7.5;

(r) transactions permitted by Section 7.4 (provided that transactions permitted by clauses (c) and (d) of Section 7.4 must be permitted by other provisions of this Section 7.8); and

(s) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (s) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (i) $25,000,000 and (ii) 1.50% of Consolidated Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

7.9 Payments and Modifications of Certain Debt Instruments. (a) Subject to applicable subordination provisions, make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to any Unsecured Indebtedness prior to the scheduled final maturity date thereof, other than regularly scheduled payments of interest when due (to the extent not prohibited by the applicable subordination agreement or terms) except (i) with the proceeds of a Permitted Refinancing in respect thereof, (ii) prepayments, redemptions, or acquisitions of such Indebtedness not in excess of the Available Basket Amount, (iii) the conversion or exchange of such Indebtedness into Qualified Capital Stock of Holdings, (iv) payments expressly permitted by any subordination agreement relating to such Subordinated Indebtedness, and (v) payments of regularly scheduled principal on the maturity date thereof; (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Note Indenture or any other Unsecured Indebtedness except to the extent such amendment, modification, waiver or other change would be permitted in connection with a Permitted Refinancing thereof and would otherwise be not materially less favorable, in the aggregate, to the Group Members and the Secured Parties than the terms set forth in the documentation evidencing such Indebtedness as then in effect; and (c) designate any Indebtedness (other than Obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any Subordinated Indebtedness.

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Wholly Owned Subsidiary which is a Restricted Subsidiary), unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon fair and reasonable terms not materially less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. The foregoing restriction shall not apply to:

(a) so long as no Default or Event of Default then exists or would result therefrom, the payment of management, consulting, monitoring, transaction and advisory fees and related expenses to the Sponsor pursuant to the Advisory Agreement and, to the extent permitted by clause (m) of Section 7.6, the termination fees pursuant to the Advisory Agreement, in each case in the amounts and at the times specified in the Advisory Agreement;

(b) any Group Member may make Restricted Payments permitted to be made under Section 7.6;

(c) reasonable fees and compensation paid to and indemnity provided on behalf of former or then current officers, directors, consultants or employees of Holdings or any of its Subsidiaries pursuant to customary employment, consulting and benefit arrangements;

(d) any employment, retention, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Borrower or any of its Restricted Subsidiaries;

(e) any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby, in each case listed on Schedule 7.10, and any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous to the Administrative Agent and the Lenders, when taken as a whole, than the original agreement as in effect on the Closing Date;

(f) the Transactions and the payment of all fees and expenses related to the Transactions (as long as a reasonable estimate of such fees and expenses is provided to the Administrative Agent prior to the Closing Date);

(g) sales and other issuances of Qualified Capital Stock of Holdings to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith or any contribution to the capital of direct and indirect parent companies, the Borrower or any Restricted Subsidiary (provided that capital contributions to such parent companies may not be provided by any Group Member);

(h) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Holdings;

(i) entry into a tax sharing agreement with Holdings providing for the payments of Taxes (including interest and penalties) and expenses, control of tax filings and contests, and other normal, usual and customary provisions, in each case, subject to compliance with Section 7.6;

(j) transactions with customers, clients, suppliers or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents; and

(k) the existence of, and the performance by any Group Member of customary obligations under the terms of, any joint venture securityholder agreement to the extent not otherwise prohibited by this Agreement to which it is a party.

7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member (a “Sale-Leaseback Transaction”), except that the Borrower or any of its Restricted Subsidiaries may enter into a Sale-Leaseback Transaction after the date of this Agreement with respect to property (whether real, personal or mixed) having a fair market value not to exceed $5,000,000 in the aggregate for all such property whether now owned or hereafter acquired, so long as such Net Cash Proceeds are applied in accordance with Section 2.11(d).

7.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual or anticipated exposure (other than those in respect of Capital Stock or the Senior Notes) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

7.13 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters; provided that the Borrower may, one time during the term of this Agreement and upon written notice to the Administrative Agent, change its fiscal year end to any day reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings, the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, and (d) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Subsidiary.

7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under the Senior Note Indenture as in effect on the date hereof or under any other agreement governing Unsecured Indebtedness, (iii) customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iv) any agreement or instrument governing Indebtedness assumed in connection with the acquisition of assets by the Borrower or any Restricted Subsidiary permitted hereunder or secured by a Lien encumbering assets acquired in connection therewith, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired as long as such agreement or instrument was not entered into in contemplation of the acquisition of such assets, (v) any agreement or instrument governing Indebtedness incurred in order to finance a Permitted Acquisition permitted hereunder, so long as no such agreement or instrument imposes restrictions or encumbrances greater than those contained in the Loan Documents, (vi) restrictions on the transfer of assets subject to any Lien permitted by Section 7.3 imposed by the holder of such Lien or on the transfer of assets subject to a Disposition permitted by Section 7.5 imposed by the acquirer of such assets, (vii) restrictions contained in the terms of any agreements governing purchase money obligations or Capital Lease Obligations not incurred in violation of this Agreement; provided, that such restrictions relate only to the property financed with such Indebtedness, (viii) restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business, (ix) provisions in joint venture agreements (in each case relating solely to the respective joint venture) entered into in the ordinary course of business, (x) customary non-assignment provisions in leases, contracts, licenses and other agreements and (xi) any encumbrance or restriction imposed by the terms of any Permitted Refinancings of Indebtedness referred to in clauses (ii), (iv) or (v) above, so long as any provisions relating to such encumbrance or restriction contained in any documentation evidencing such Permitted Refinancing are not materially less favorable in the aggregate to any Group Member and the Lenders than the Indebtedness that is the subject of such Permitted Refinancing.

7.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses of the type conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business that is similar or reasonably related thereto.

7.17 Amendments to Acquisition Documentation. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses, taken as a whole, shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) would not reasonably be expected to have a Material Adverse Effect.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default.

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document, report or financial statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to Holdings and the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 5.4 and 5.6(b) of the Guarantee and Collateral Agreement; provided that the failure to observe or perform the Financial Covenant shall not in and of itself constitute an Event of Default with respect to any Term Facility until the date on which the Revolving Lenders accelerate payment of the Revolving Loans and/or terminate their Revolving Commitments in accordance with this Section 8.1 or foreclose upon the Collateral with respect to the Revolving Facility; and provided further, that prior to the time it becomes an Event of Default with respect to any Term Facility, any Event of Default under this paragraph (c) based on the failure to observe or perform the Financial Covenant (a “Financial Covenant Event of Default”) may be waived, amended, terminated or otherwise modified from time to time by the Borrower and the Majority Facility Lenders under the Revolving Facility (or by the Borrower and the Administrative Agent with the consent of the Majority Facility Lenders under the Revolving Facility);

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) Any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $30,000,000 or more; or

(f) (i) Any Group Member shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, (A) seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) any Group Member shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan(s), (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iv) any Group Member or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of $30,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority (other than (x) pursuant to the term hereof or any other Loan Document or (y) as a result of any acts or omissions of any Agent or Lender) purported to be created thereby with respect to Collateral with a net book value in excess of $1,000,000; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k) (i) prior to an IPO, the Permitted Investors shall fail to own beneficially, free and clear of all Liens or other encumbrances, directly or indirectly, in the aggregate Capital Stock representing at least a majority of the aggregate issued and outstanding Voting Stock of Holdings on a fully diluted basis; (ii) at any time after an IPO, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act), excluding the Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the Voting Stock of Holdings and the Permitted Investors shall fail to own beneficially, directly or indirectly, in the aggregate Voting Stock representing a greater percentage of the aggregate issued and outstanding Voting Stock of Holdings than the percentage of Voting Stock owned at such time by any such “person” or “group”; (iii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; (iv) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or (v) a Specified Change of Control shall occur; or

(1) Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Borrower, including the issuance of Cure Securities, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (u) Guarantee Obligations permitted under this Agreement, (v) nonconsensual obligations imposed by operation of law, (w) obligations pursuant to the Loan Documents and the Related Agreements to which it is a party, (x) obligations with respect to its Capital Stock, (y) obligations with respect to Cure Securities and (z) obligations in the ordinary course incidental to maintaining its existence and to comply with the Loan Documents and the Related Agreements or (iii) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by the Borrower in accordance with Section 7.6 or any capital contributions pending application in the manner contemplated by this Agreement) and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable (or, in the case of Letters of Credit with respect to which presentment for honor shall not have occurred, cash collateralized as set forth below), (B) if such event is a Financial Covenant Event of Default, any or all of the following actions may be taken upon the direction of the Majority Facility Lenders under the Revolving Facility: (i) the Administrative Agent shall, by notice to the Borrower, declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate, (ii) the Administrative Agent shall, by notice to the Borrower, declare the Revolving Loans and Swingline Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement in respect of the Revolving Facility (including, without limitation, all amounts of L/C Exposure, whether or not the beneficiary of the then outstanding Letters of Credit shall have presented the documents referred thereunder) to be due and payable forthwith (or, in the case of Letters of Credit with respect to which presentment for honor shall not have occurred, cash collateralized as set forth below), where upon the same shall immediately become due and payable, and/or (iii) the Administrative Agent shall, by notice to the Borrower, commence foreclosure actions with respect to the Collateral and (C) if such event is any other Event of Default or if the Majority Facility Lenders under the Revolving Facility have delivered any direction pursuant to the preceding clause (B) at any time when a Financial Covenant Event of Default has occurred and is continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable or, in the case of Letters of Credit with respect to which presentment for honor shall not have occurred cash collateralized as set forth below forthwith, whereupon the same shall immediately become due and payable. With respect to all

Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.2 Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 8.1, in the event that the Borrower fails to comply with the requirements of any Financial Covenant, during the period beginning on the first day following the applicable fiscal quarter (i.e., the last fiscal quarter in the period of non-compliance with such Financial Covenant) until the expiration of the 10th day subsequent to the date the Compliance Certificate to be delivered pursuant to Section 6.2(b) is required to be delivered (the “Cure Date”), Holdings shall have the right to issue common equity interests for cash (“Cure Securities”) and to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right and request to the Administrative Agent to effect such recalculation, such Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased for such fiscal quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right may be exercised no more than five times, (iii) the Cure Amount shall be no greater than the amount required for purposes of causing the Borrower to comply with the Financial Covenant, (iv) no Indebtedness repaid with the proceeds of Cure Securities shall be deemed repaid for the purposes of recalculating the Financial . Covenant, (v) proceeds of Cure Securities shall be disregarded for other purposes of this Agreement and (vi) for the avoidance of doubt, amounts contributed in respect of a fiscal quarter shall apply to any subsequent calculation in which such fiscal quarter is included.

(c) Upon the Administrative Agent’s receipt of a notice from the Borrower that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th day subsequent to the date of required delivery of the related Compliance Certificate delivered pursuant to Section 6.2(b) to which such Notice of Intent to Cure relates, neither the Administrative Agent nor any Lender shall impose default rate interest (but default rate interest may be imposed with retroactive effect if the Borrower does not receive the applicable Cure Amount), exercise the right to accelerate the Loans or terminate or suspend the Commitments and neither the Administrative Agent nor any other Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an allegation of an Event of Default having occurred and being continuing under Section 8.1 due to failure by the Borrower to comply with the requirements of the Financial Covenant for the applicable period.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified in this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified in this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified in this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans and other extensions of credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s bad faith, gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld or required if an Event of Default under Section 8(a) or Section 8(f) shall have occurred and be continuing) appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

9.10 Co-Documentation Agents and Syndication Agent. Neither the Co-Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and the Borrower (on its own behalf and as agent on behalf of each other Loan Party party to the relevant Loan Document) may, or, with the written consent of the Required Lenders, the Administrative Agent and the Borrower (on its own behalf and as agent on behalf of each other Loan Party party to the relevant Loan Document) may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan

Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) subject to clause (g) below, forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan (for purposes of clarity the foregoing shall not include any waiver of a mandatory prepayment), reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the scheduled expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default or Event of Default shall constitute an increase in the Commitment of any Lender); (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement (except as otherwise provided in the Loan Documents), in each case without the written consent of all Lenders; (D) subject to clause (f) below, amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (E) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby (it being understood that (x) the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Facilities, of any portion of such prepayment that is still required to be made is not changed and (y) if additional Facilities of Term Loans under this Agreement pursuant to Section 2.24 or consented to by the Required Lenders are implemented, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.11, in each case of this clause (y) without the consent of the Required Lenders or the Majority Facility Lenders); (F) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (G) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (H) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (I) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, amendments, waivers and other modifications may be made to Sections 7.1 and 8.2 (and definitions to the extent relating to such Sections) (including, for the avoidance of doubt, the amendment, waiver, termination or other modification of a Financial Covenant Event of Default) with only the written consent of the Majority Facility Lenders under the Revolving Facility (or by the Borrower and the Administrative Agent with the consent of the Majority Facility Lenders under the Revolving Facility) (unless an Event of Default under Section 8.1(c) has occurred with respect to the Term Loans as provided in Section 8.1(c), in which case this sentence shall cease to apply until such Event of Default with respect to the Term Loans is no longer continuing).

(b) Notwithstanding anything to the contrary herein, each Affiliated Lender (other than an Affiliated Debt Fund) shall be deemed to have voted in the same proportion as non-Affiliated Lenders in connection with any amendment, waiver or consent hereunder, except that (a) the Commitment of an Affiliated Lender may not be increased or extended without the consent of such Lender and (b) Affiliated Lenders shall be entitled to vote in connection with any amendment, waiver or consent hereunder adversely affects the Affiliated Lender in its capacity as a Lender disproportionately as compared to other affected Lenders.

(c) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than any Affiliated Debt Fund) hereby agrees that, if a proceeding under the United States Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender (other than any Affiliated Debt Fund), such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans and other extensions of credit held by such Affiliated Lender, in the same proportion as non-Affiliated Lender unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it in the same proportion as non-Affiliated Lenders; provided that the Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) if such plan of reorganization adversely affects the Affiliated Lender in its capacity as a Lender disproportionately, as compared to other affected Lenders. The agreements set forth in this paragraph (c) are agreements between Affiliated Lenders, on the one hand, and Lenders which are not Affiliated Lenders, on the other.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent and the Borrower (i) to add one or more additional Incremental Facilities in accordance with Section 2.24 to this Agreement, to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and make other amendments to this Agreement as contemplated by Section 2.24 and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

(e) Notwithstanding anything to the contrary contained in this Section 10.1, (i) the terms of any Facility may be amended, modified or waived in any manner that does not adversely affect the rights or obligations of Lenders under any other Facility or increase interest, fees or other compensation payable with respect to such Facility with the written consent of the Majority Facility Lenders in respect of such Facility; provided that, for the avoidance of doubt, this clause (e)(i) shall be subject to clauses (A), (B), (C), (F), (G), (H) and (I) of the proviso to Section 10.1(a), and (ii) the Administrative Agent (acting in its sole discretion) and the Borrower may amend, modify or supplement any provision of this Agreement or any other Loan Document to (A) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights or obligations of any Lender or Issuing Lender, and (B) add, perfect, protect or enhance Collateral or to cause the Security Documents to comply with applicable Requirements of Law or to permit additional Affiliates of the Borrower or Holdings to guarantee and/or provide Collateral for the Obligations. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(f) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, this Agreement may be amended with the consent of the Required Lenders and the Majority Facility Lenders under the applicable Facility to allow the Borrower to offer to prepay Term Loans under a particular Facility at less than par pursuant to procedures to be agreed upon with the Administrative Agent and in connection therewith amend any provisions of Section 2.17 or any pro rata payment or sharing provision that allows Borrower to make payments (including, without limitation, as consideration for an assignment, sale or participation or otherwise) on Term Loans without any Loan Party, the payor or the recipient of such payments complying with the pro rata sharing of payments, participations and setoffs required by the Loan Documents, so long as, such amendment requires that Borrower offer to make such payments to all Lenders holding Term Loans under the applicable Facility on a pro rata basis based on the aggregate principal amount of Term Loans in such Facility then outstanding, and such Term Loans are canceled upon acquisition.

(g) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, including pro rata payment and sharing provisions (but subject to clause (A) of the proviso in paragraph (a) of this Section 10.1), this Agreement may be amended with the consent of the Borrower, the Administrative Agent and the Lenders consenting to any Extended Loans (as defined below) to extend the maturity of all or a portion of a particular Facility and in connection therewith make amendments to allow separate treatment thereunder with respect to Extended Loans and Loans and Commitments under such Facility that are not converted to Extended Loans; provided that such amendment is made in connection with the creation of a separate class of loans or commitments under such Facility through the conversion of certain existing Loans and Commitments of consenting Lenders under such Facility (any such Loans and Commitments that are so converted, “Extended Loans”) and to make any necessary amendments to implement the foregoing, including to extend the scheduled maturity date(s) of any payment or payments of principal (including at final maturity) and commitments with respect to such Extended Loans; provided, further that (A) the Borrower offers such conversion to all Lenders holding Loans and Commitments under the applicable Facility on a pro rata basis based on the aggregate principal amount of Loans or Commitments in such Facility then outstanding, and (B) unless otherwise agreed by the Borrower, the Administrative Agent and the

Lenders holding Extended Loans, the Extended Loans shall be identical in all material respects to the existing Loans and Commitments under such Facility from which such Extended Loans are to be converted, except that (1) all or any of the scheduled amortization or mandatory payments of principal and payment at maturity of the Extended Loans may be delayed to later dates than the scheduled amortization or mandatory payments or principal and payment at maturity of the Loans under the Facility from which such Extended Loans are to be converted, (2) the Applicable Margins, letter of credit fees and commitment fees with respect to the Extended Loans may be different than the Applicable Margins, letter of credit fees and commitment fees for the Loans under the applicable Facility from which such Extended Loans are to be converted and may be increased and additional compensation, including, without limitation, upfront fees may be paid to Lenders converting their Loans and Commitments under such Facility into Extended Loans, (3) the available Interest Periods for the Extended Loans may be limited, (4) the Commitments and Loans of Lenders converting their Loans in such Facility into Extended Loans may be reduced or repaid, (5) usage of the Revolving Facility and participating interests in Letters of Credit and Swingline Loans may be allocated or reallocated between (or to either) Extended Loans and Loans and Commitments under the Revolving Facility (or other revolving Facility) that are not converted to Extended Loans, (6) the Commitments and Loans of Lenders that do not convert their Loans in such Facility into Extended Loans may be reduced or repaid prior to the reduction or repayment of the Extended Loans and (7) other covenants and terms may be added in respect of a Facility (x) that apply to any period after the latest final maturity of the Loans and Commitments under such Facility in effect immediately prior to the establishment of such Extended Loans or after approval thereof by the Required Lenders; (y) that are less favorable to the holders of the Extended Loans than the covenants and terms applicable to the Loans in such Facility from which such Extended Loans were converted; and (z) that are reasonably determined by the Borrower and the Administrative Agent in order to facilitate transactions of the type contemplated by this paragraph (g).

(h) In addition, notwithstanding anything in this Agreement or any other Loan Document to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Replaced Term Loans”) with one or more replacement term loan tranches hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing.

10.2 Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, electronic transmission (but only pursuant to procedures approved by the Administrative Agent) or overnight or hand delivery, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings and Borrower:	777 E. Eisenhower Parkway
Ann Arbor, MI 48108
Attention: Phil Buckingham
Telecopy: (734) 913-3700

With a copy to:

VCPH Holdings LLC
c/o Veritas Capital Fund Management, L.L.C.
590 Madison Avenue
New York, NY 10022
Attention: Robert B. McKeon
Telecopy: (212)688-9411

and

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Scott D. Miller
Telecopy: (212)291-9101

Administrative Agent:	JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor
New York, NY 10179
Attention: Vanessa Chiu
Telecopy: (212)270-2157
Telephone: (212) 622-6015

With a copy to:

JPMorgan Chase Bank, N.A.
1111 Fannin Street, 10th Floor
Attention: Paul Samaniego
Houston, TX 77002-6925
Telephone: (713) 750-3536

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may (subject to the provisions of this Section 10.2) be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Section 2 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including pursuant to the provisions of this Section 10.2); provided that approval of such procedures may be limited to particular notices or communications.

Each of Holdings and the Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or the Lenders pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (the “Communications”), by transmitting them in an electronic medium in a format reasonably acceptable to the Administrative Agent at vanessa.chiu@jpmorgan.com or at such other email address(es) provided to Borrower from time to time or in such other form as the Administrative Agent shall require. Nothing in this Section 10.2 shall prejudice the right of any Credit Party or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Credit Party shall require.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement’); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications (other than any such Communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder) by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

(c) Platform. Each of Holdings and the Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or such Agent’s transmission of communications through the Internet, except to the extent the liability of such Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct.

(d) Public/Private. Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that Borrower identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication. Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI. Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith include MNPI. Holdings and its Subsidiaries do not have any publicly traded securities outstanding as of the date hereof. At all times thereafter, Borrower agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 6.1(a), (b) and (c) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to Borrower’s or its Affiliates’ securities or loans. “MNPI” shall mean material non-public information (within the meaning of United States federal securities laws) with respect to Borrower, its Affiliates and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or thereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent (to be limited to Simpson Thacher & Bartlett LLP and one special or local counsel in each relevant jurisdiction) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and the other Loan Documents, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and the Lenders (to be limited (absent an actual or potential conflict of interest) to one outside counsel and any special and local counsel)), (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitiee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable and documented fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of or material breach of the Loan Documents by such Indemnitee, and provided further, that this clause (d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the bad faith, gross negligence or willful misconduct of such indemnified person or from such indemnified person’s material breach in bad faith of this Agreement in connection with a claim brought by the Borrower. Without limiting any of the foregoing in this Section, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, unless the same shall have resulted from the gross negligence or willful misconduct of, or material breach of the Loan Documents, in each case as determined by a final and nonappealable decision of a court of competent jurisdiction, by, such Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 15 Business Days after the party to whom such amount is owed has provided a statement or invoice therefore, setting forth in reasonable detail, the amount due and the relevant provision of this Section 10.5 under which such amount is payable by the Borrower. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted the Borrower at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person or a Disqualified Institution, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that (x) such consent shall be deemed given if the Borrower has not objected to a proposed assignment within five Business Days of notice thereof and (y) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8.1(a) or (f) has occurred and is continuing, any other Person; and

(B) the Administrative Agent and the Issuing Lender, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund and no consent of the Issuing Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Tranche B Term Facility or the Incremental Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws; and

(D) no assignment shall be made to any Group Member or any Affiliate thereof except as permitted in Section 10.6(g).

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender (and stated interest thereon) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than any Group Member or Affiliate thereof) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no later than January 31 of each year, such Lender shall, upon the written request of the Borrower, provide the Borrower with a written description of each participation of Loans and/or Commitments by such Lender during the prior year (it being understood that any failure to provide such description shall not render the participation invalid or subject such Lender to any claim for breach of contract or similar claim or any enforcement action). Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to clause (A) of the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f. l03-l(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No sale of a participation shall be effective for purposes of this Agreement unless it has been recorded in the Participant Register. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b). Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Any such assignment shall be recorded on a register similar to the Participant Register.

(g) Notwithstanding anything else to the contrary contained in this Agreement but subject to recordation as described in paragraph (b)(iv) in this Section, any Lender may assign all or a portion of its Term Loans to the Sponsor and its Affiliates (other than any Group Member and Unrestricted Subsidiary) (any such Affiliate which is a Lender, an “Affiliated Lender’”) in accordance with Section 10.6(b) or as otherwise set forth in this clause (g); provided that:

(A)	no Default or Event of Default has occurred or is continuing;

(B)	the assigning Lender and Affiliated Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(C)	for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Affiliated Lender;

(D)	no Term Loan may be assigned to an Affiliated Lender pursuant to this Section 10.6(g), if after giving effect to such assignment, Affiliated Lenders in the aggregate would own in excess of 20% of the principal amount of all Term Loans then outstanding;

(E)	in the case of an assignment to an Affiliated Lender, such Affiliated Lender shall at each of the time of its execution of a written trade confirmation in respect of, and at the time of consummation of, such assignment either (1) affirm the No MNPI Representation or (2) if it is not able to affirm the No MNPI Representation, will inform the assignor and the assignor will deliver to such Affiliated Lender customary written assurance that it is a sophisticated investor and is willing to proceed with the assignment; and

(F)	in the case of an assignment to an Affiliated Lender, if such Affiliated Lender subsequently assigns the Term Loans acquired by it in accordance with this Section 10.6(g) such Affiliated Lender shall at the time of such assignment of such Term Loans held by it either (1) affirm the No MNPI Representation or (2) if it is not able to affirm the No MNPI Representation, the assignee will deliver to such Affiliated Lender customary written assurance that it is a sophisticated investor and is willing to proceed with the assignment.

To the extent not previously disclosed to the Administrative Agent, the Borrower shall, upon reasonable request of the Administrative Agent (but not more frequently than once per calendar quarter) report to the Administrative Agent the amount and Facility of Term Loans held by Affiliated Lenders and the identity of such holders.

Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (w) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (x) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2), (y) rely on any advice of any counsel to the Administrative Agent, any Lead Arranger or any Lender or (z) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

For the avoidance of doubt, Holdings and its Subsidiaries shall not be entitled to acquire, whether by assignment or participation, interests in the Commitments or the Loans without the consent of the Required Lenders.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.1, receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the

Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right following the occurrence and during the continuance of an Event of Default, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and. the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is held to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction: Waivers. Each of the Administrative Agent, the Lenders, Holdings and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages (provided that the waiver in this paragraph (e) shall not affect, reduce or diminish the obligations of the Borrower under Section 10.5).

10.13 Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take, and the Administrative Agent hereby agrees to take promptly any action requested by the Borrower having the effect of releasing, or evidencing the release of any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements that are not then due and payable) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (other than any Letter of Credit that has been fully cash collateralized on terms reasonably satisfactory to the Administrative Agent), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 10.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, officers, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates for performing the purposes of the Loan Documents, subject to the Administrative Agent or any such Lender advising such Person of the confidentiality provisions contained herein, (d) upon the request or demand of any Governmental Authority (in which case the Administrative Agent or such Lender, as applicable, shall notify you in advance to the extent practicable and to the extent permitted by law and contract), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law (in which case the Administrative Agent or such Lender, as applicable, shall notify you in advance to the extent practicable and to the extent permitted by law and contract), (f) if requested or required to do so in connection with any litigation or similar proceeding (in which case the Administrative Agent or such Lender, as applicable, shall notify you in advance to the extent practicable and to the extent permitted by law and contract), (g) that has been publicly disclosed other than in breach of this Section 10.15 or that has been received on a non-confidential basis from a source other than the Borrower who the Administrative Agent or such Lender, as applicable, is not aware is subject to any similar confidentiality restrictions, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed, in writing, by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include MNPI concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of MNPI and that it will handle such MNPI in accordance with those procedures and applicable law, including federal-and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain MNPI about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

10.18 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.18 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together” with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

WOLVERINE HEALTHCARE ANALYTICS, INC., as Borrower

By:	/s/ Ramzi M. Musallam
	Name:	Ramzi M. Musallam
	Title:	Secretary

[Signature Page to Credit Agreement]

VCPH HOLDING CORP.

By:	/s/ Ramzi M. Musallam
	Name:	Ramzi M. Musallam
	Title:	Secretary

[Signature Page to Credit Agreement]

JPMORGAN CHASE, N.A., as Administrative Agent, Issuing Lender, and Lender

By:	/s/ Vanessa Chiu
	Name:	Vanessa Chiu
	Title:	Executive Director

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Co-Documentation Agent

By:	/s/ Nehal Abdel Hakim
	Name:	Nehal Abdel Hakim
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Nehal Abdel Hakim
	Name:	Nehal Abdel Hakim
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent

By:	/s/ Peter W. Hofmann
	Name:	Peter W. Hofmann
	Title:	Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Joon Ko
	Name:	Joon Ko
	Title:	Vice President

[Signature Page to Credit Agreement]

UBS SECURITIES LLC, as Co-Documentation Agent

By:	/s/ Mary E. Evans		/s/ Irja R. Otsa
	Name:	Mary E. Evans	Irja R. Otsa
	Title:	Attorney-in-fact	Associate Director Banking Products Services, US

[Signature Page to Credit Agreement]

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Mary E. Evans		/s/ Irja R. Otsa
	Name:	Mary E. Evans	Irja R. Otsa
	Title:	Associate Director Banking Products Services, US	Associate Director Banking Products Services, US

[Signature Page to Credit Agreement]

SCHEDULE 1.1A

Commitments

Tranche B Term Facility

Lender	Commitment
JPMorgan Chase Bank, N.A.	$527,625,000

Revolving Facility

Lender	Commitment
JPMorgan Chase Bank, N.A.	$20,000,000
Bank of America, N.A.	$15,000,000
Morgan Stanley Bank, N.A.	$7,500,000
UBS Loan Finance LLC	$7,500,000

SCHEDULE 1.1B

Mortgaged Property

Before and after the consummation of the Merger:

None.

SCHEDULE 4.4

Consents, Authorizations, Filings and Notices

Before and after the consummation of the Merger:

None.

SCHEDULE 4.15

Subsidiaries

Before and after the consummation of the Merger:

None.

SCHEDULE 4.19(a)

UCC Filing Jurisdictions

Before the consummation of the Merger:

Grantor	Filing and Filing Office
Wolverine Healthcare Analytics, Inc.	UCC-1, Secretary of State of the State of Delaware
VCPH Holding Corp.	UCC-1, Secretary of State of the State of Delaware

After the consummation of the Merger:

Grantor	Filing and Filing Office
Thomson Reuters (Healthcare) Inc.[1]	UCC-1, Secretary of State of the State of Delaware
VCPH Holding Corp.[2]	UCC-1, Secretary of State of the State of Delaware

[1]

Following the change of name from Thomson Reuters (Healthcare) Inc. to Truven Health Analytics Inc., a UCC-1 will be filed with the Secretary of State of the State of Delaware against Truven Health Analytics Inc.

[2]	Following the change of name from VCPH Holding Corp. to Truven Holding Corp., a UCC-1 will be filed with the Secretary of State of the State of Delaware against Truven Holding Corp.

SCHEDULE 4.23

Anti-Terrorism Laws

Before and after the consummation of the Merger:

None.

SCHEDULE 4.24

Customs. International Trade and OFAC Laws

Before and after the consummation of the Merger:

None.

SCHEDULE 6.12

Post-Closing Actions

On or prior to the date that is ninety (90) days from the Closing Date, the Borrower shall:

1.	Provide a true and correct list of all Material Government Contracts (as defined in the Guarantee and Collateral Agreement) and such information related thereto as the Administrative Agent reasonably requests (which may include the contract number, name and address of contracting officer or other party to whom a notice of assignment under the Assignment of Claims Act of 1940, as amended, should be sent, contract start date and end date, agency with which the contract was entered into, and a description of the contract type).

2.	Complete and execute an Instrument of Assignment of Payments Under Government Contracts in form and substance reasonably satisfactory to the Administrative Agent.

SCHEDULE 7.2(d)

Existing Indebtedness

Before and after the consummation of the Merger:

1.	$300,000.00 Standby Letter of Credit No. B39BGB0700162, dated as of November 5, 2007, issued by Deutsche Bank AG, New York Branch at the request of The Medstat Group, Inc. in favor of the State of Idaho, as amended on February 25, 2008, to the extent that such Standby Letter of Credit becomes the Indebtedness of any Group Member.

SCHEDULE 7.3(f)

Existing Liens

Before and after the consummation of the Merger:

None.

SCHEDULE 7.8

Investments

Before and after the consummation of the Merger:

None.

SCHEDULE 7.10

Affiliate Transactions

Before and after the consummation of the Merger:

None.

EXECUTION COPY

EXHIBIT A

FORM OF

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT

made by

VCPH HOLDING CORP.

WOLVERINE HEALTHCARE ANALYTICS, INC.

and certain of their Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of June 6, 2012

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6.6 Code and Other Remedies	19
6.7 Registration Rights	20
6.8 Subordination	21
6.9 Deficiency	21
6.10 Grant of Intellectual Property License	21

SECTION 7. THE ADMINISTRATIVE AGENT	21
7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc	21
7.2 Duty of Administrative Agent	23
7.3 Execution of Financing Statements	23
7.4 Authority of Administrative Agent	23

SECTION 8. MISCELLANEOUS	24
8.1 Amendments in Writing	24
8.2 Notices	24
8.3 No Waiver by Course of Conduct; Cumulative Remedies	24
8.4 Enforcement Expenses; Indemnification	24
8.5 Successors and Assigns	24
8.6 Set-Off	24
8.7 Counterparts	25
8.8 Severability	25
8.9 Section Headings	25
8.10 Integration	25
8.11 GOVERNING LAW	25
8.12 Submission To Jurisdiction; Waivers	25
8.13 Acknowledgements	25
8.14 Additional Grantors	26
8.15 Rights Relating to the Collateral	26
8.16 Releases	26
8.17 WAIVER OF JURY TRIAL	26

SCHEDULES

Schedule 1 Notice Addresses
Schedule 2 Investment Property
Schedule 3 Perfection Matters
Schedule 4 Jurisdictions of Organization and Chief Executive Offices
Schedule 5 Inventory and Equipment Locations
Schedule 6 Intellectual Property
Schedule 7 Material Government Contracts

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GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of June 6, 2012, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of June 6, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VCPH Holding Corp. (“Holdings”), Wolverine Healthcare Analytics, Inc. (the “Borrower”) (subject to the contemplated merger of the Borrower with and into Thomson Reuters (Healthcare) Inc. (“TRHI”) with TRHI surviving the merger as a wholly owned subsidiary of Holdings, whereupon TRHI will accede to this Agreement), Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as co-documentation agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, the Lenders and the Administrative Agent.

WITNESSETH:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a direct wholly owned Subsidiary of Holdings;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to finance the Acquisition, and otherwise for general corporate purposes of the Borrower, including the operation of the businesses of the Borrower and the Grantors;

WHEREAS, each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that each Grantor shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in Article 8 or 9 of the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Records and Supporting Obligations.

(b) The following terms shall have the following meanings:

“Actual Knowledge”: with respect to a Grantor, the actual knowledge of the chief executive officer, president, chief financial officer, treasurer, comptroller or general counsel of the Borrower or such Grantor.

“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Specified Swap Agreement or Specified Cash Management Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Specified Swap Agreement or any Specified Cash Management Agreement, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable and documented fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the Loan Documents).

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Contract”: any written agreement, contract, subcontract, purchase order, arrangement, obligation or commitment to which a party is bound.

“Copyrights”: all copyrights, published and unpublished original works of authorship (including software to the extent it constitutes an original work of authorship) fixed in any tangible media (including, without limitation, those registered copyrights listed in Schedule 6 as such schedule may be amended or supplemented from time to time), and registrations and applications therefor, and all renewals, extensions, restorations, and reversions thereof.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Government Contract”: any Contract to which a Grantor is a party and a counterparty is the United States Government to the extent such Contract involves the performance of services or delivery of Goods by or on behalf of such Loan Party to the United States Government.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document, any Specified Swap Agreement or any Specified Cash Management Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise

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(including, without limitation, all reasonable and documented fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each Grantor other than the Borrower.

“Intellectual Property”: the collective reference to all intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Patents, the Trademarks and the Trade Secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property.

“Material Government Contracts”: each Government Contract:

(i)	having a duration of one year or greater,

(ii)	involving aggregate consideration payable (or expected gross revenue) by the applicable governmental entity to the applicable Grantor of $5,000,000 or more per annum, including base period plus priced options (or a lesser amount to the extent necessary to ensure that Material Government Contracts include Government Contracts that yield, in aggregate, at least 90% of the consolidated gross revenue of the Borrower and its Subsidiaries per annum); and

(iii)	which are not subject to the provisions of Federal Acquisition Regulation 52.232-24 or any successor provision;

provided that “Material Government Contracts” shall not include any contract the existence of which may not be disclosed to the Secured Parties under applicable law, rule or regulations. The Material Government Contracts existing on the Closing Date are listed on Schedule 7.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“paid in full” or “payment in full” or “pay such amounts in full”: the payment in full in cash of the Obligations, including the unpaid principal of and accrued interest (including interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on all

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Obligations, and, with respect to Letters of Credit outstanding, delivery of cash collateral in an amount not less than 105% of the aggregate undrawn face amount thereof or backstop letters of credit from issuing lenders satisfactory to the Administrative Agent in respect thereof in an amount not less than 105% of the aggregate undrawn face amount thereof in compliance with the Loan Documents, after or concurrently with termination of all Commitments and payment in full in cash of all fees, expenses and other amounts constituting Obligations.

“Patents”: all technology, inventions and discoveries, whether patentable or not (including, without limitation, those listed on Schedule 6 as such schedule maybe amended or supplemented from time to time), and all patents and applications therefor, including divisionals continuations, continuations-in-part, renewals, extensions, reissues and reexaminations.

“Pledged Notes”: all promissory notes listed on Schedule 2 (as such schedule may be amended or supplemented from time to time), all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2 (as such schedule may be amended or supplemented from time to time), together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall stock of a (x) CFC, (y) Domestic Subsidiary of a CFC or (z) CFC Holdco constitute Pledged Stock (except, in each case, non-voting stock and 66% of the total outstanding voting Capital Stock thereof held directly by a Grantor).

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC arid, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Registered”: issued by, registered with, renewed by or the subject of a pending application before any governmental entity or Internet domain name registrar.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders and any affiliate of any Lender to which Borrower Obligations or Guarantor Obligations, as applicable, are owed.

“Securities Act”: the Securities Act of 1933, as amended.

“Trademarks”: all trademarks, trade names, logos, service marks, and other indicia of origin, all registrations and applications for any of the foregoing, and all goodwill associated therewith and symbolized thereby (including, without limitation, those registered trademarks listed on Schedule 6 as such schedule maybe amended or supplemented from time to time), including all renewals of same.

“Trade Secrets”: all know-how and proprietary or confidential information that qualify as protectable trade secrets under applicable law.

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“United States Government”: the federal government of the United States and any agencies, instrumentalities and departments thereof.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and appurtenances to any of the foregoing,

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GUARANTEE

2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to fraudulent conveyances or transfers or the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee of such Grantor contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations, subject to the right of a Guarantor to be released from its obligations under this Agreement pursuant to Section 8.15(b).

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full.

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2.2 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in accordance with the Loan Documents.

2.4 Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented, replaced or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, Majority Facility Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives (to the extent not prohibited by applicable law) any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2;

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the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives (to the extent not prohibited by applicable law) diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee of such Guarantor contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

SECTION 3. GRANT OF SECURITY INTEREST

Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

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(a) all Accounts;

(b) all Chattel Paper;

(c) all Contracts;

(d) all Deposit Accounts;

(e) all Documents (other than title documents with respect to Vehicles, except as set forth in clause (n) below);

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles;

(i) all Instruments;

(j) all Intellectual Property;

(k) all Inventory;

(1) all Investment Property;

(m) all Letter-of-Credit Rights;

(n) upon the making of a request by the Administrative Agent pursuant to Section 5.11 hereof, all Vehicles and title documents with respect to Vehicles;

(o) all Commercial Tort Claims specified on Schedule 3.1 (as such schedule may be amended or supplemented from time to time);

(p) all other property not otherwise described above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);

(q) all books and Records pertaining to the Collateral; and

(r) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth herein or any other Loan Document to the contrary, the term “Collateral” shall not include and this Agreement shall not constitute a grant of a security interest in (i) any property to the extent that such grant of a security interest (A) is prohibited by any Requirements of Law, (B) requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination (other than by Holdings or any of its Subsidiaries) of or

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requires any consent not obtained under, any contract, lease, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, lease, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; provided that proceeds or receivables in respect of any property described in this clause (B) shall be “Collateral” to the extent not prohibited by any Requirement of Law, or (C) would result in the invalidation thereof with respect to any intent-to-use Trademark application for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, solely to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (ii) any Deposit Accounts and Securities Accounts in which funds are maintained and used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, 401K, health and welfare plans and similar expenses, (iii) any other asset for which the cost of obtaining or causing a Grantor to grant a security interest in such asset is excessive in relation to the benefit or value of the security that would be afforded thereby to the Secured Parties as determined by the Administrative Agent in its sole discretion, (iv) stock of a (A) CFC, (B) Domestic Subsidiary of a CFC or (C) CFC Holdco (except, in each case, non-voting stock and 66% of the total outstanding voting Capital Stock thereof held directly by a Grantor), (v) assets owned by any Grantor on the date hereof or hereafter acquired that are subject to a Lien permitted to be incurred or outstanding pursuant to Section 7.3(g), (k) or (o) of the Credit Agreement if the contract or agreement in which such Lien is granted (or the documentation providing for such Lien) prohibits the creation by such Grantor of a security interest or Lien thereon or requires the consent of any Person other than Holdings and its Subsidiaries as a condition to the creation of any other security interest or Lien on such assets or if such contract would be breached or give any party other than Holdings and its Subsidiaries any right to terminate as a result of creation of such security interest or Lien and (vi) stock of any joint venture (or a holding company parent thereof), including any JV Subsidiary, to the extent not required to be pledged pursuant to the Credit Agreement or to the extent such assignment, pledge or grant requires, pursuant to the constituent documents of such JV Subsidiary or joint venture, shareholder or like agreement binding on any shareholder, partner or member of such Person, the consent of any governing body, shareholder, partner or member of such Person (other than Holdings or any of its Affiliates) and such consent shall not have been obtained after the use of commercially reasonable efforts.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement (“Permitted Liens”), such Grantor owns each item of the Collateral material to the operations of the Business free and clear of any and all Liens. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses in the ordinary course of business to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent and each

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Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2 Perfected First Priority Liens. The security interests granted pursuant to this Agreement, upon execution and delivery of this Agreement by the parties hereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral and (a) when the Collateral constituting Instruments, tangible Chattel Paper and certificated Pledged Stock and Pledged Notes is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under this Agreement will constitute a perfected first priority security interest in all right, title and interest of the Grantors in such Collateral, subject only to Permitted Liens, (b) with respect to Collateral consisting of Registered United States Intellectual Property, when filings substantially in the form of Annex 2 have been made at the United States Patent and Trademark Office and the United States Copyright Office, as applicable will constitute a perfected first priority security interest in all Registered United States Intellectual Property to the extent perfection can be obtained by such filings and (c) upon the filing of all Uniform Commercial Code financing statements, naming each Grantor as “debtor” and the Administrative Agent as “secured party” and describing the Collateral as “all property”, “all assets” or “all personal property”, in the appropriate filing offices for each such Grantor, the security interest created under this Agreement will constitute a perfected first priority security interest in all right, title and interest of the Grantors in the remaining Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, except for rights secured by Permitted Liens and the exceptions set forth in the Credit Agreement, or the schedules thereto.

4.3 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or principal place of business as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.

4.4 Inventory and Equipment. On the date hereof, the Inventory and the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5.

4.5 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.6 Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor (except in the case of an Issuer that is a CFC, Domestic Subsidiary of a CFC or a CFC Holdco, in which case the Pledged Stock will only consist of the non-voting stock and 66% of the outstanding voting Capital Stock thereof held directly by a Grantor).

(b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and non-assessable.

(c) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Pledged Notes and Pledged Stock pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

4.7 Receivables. No amount in excess of $250,000 that is payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or tangible Chattel Paper which has not been delivered to the Administrative Agent.

4.8 Material Government Contracts. (a) Schedule 7 lists all Material Government Contracts to which the Borrower or any of its Subsidiaries is a party on the date hereof.

(b) No consent of any party (other than such Grantor) to any Material Government Contract is required, or purports to be required, in connection with the execution, delivery and performance of this Agreement, except as has been obtained or will be obtained in connection with any Assignments of Claims submitted in accordance with Section 5.7(e) of this Agreement.

(c) Each Material Government Contract is in full force and effect and constitutes a valid and legally enforceable obligation of the parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) None of the Material Government Contracts prohibit the novation of the contract in accordance with the Assignment of Claims Act, 31 U.S.C. 3727, 41 U.S.C. 15, and the Grantors will submit the documentation required under the Assignment of Claims Act to the U.S. Government seeking approval of the novation of each such Material Government Contract.

(e) Neither such Grantor nor (to the best of such Grantor’s knowledge) any of the other parties to the Material Government Contracts is in default in the performance or observance of any of the terms thereof.

(f) To best of each such Grantor’s knowledge, the right, title and interest of such Grantor in, to and under the Material Government Contracts are not subject to any defenses, offsets, counterclaims or claims.

(g) Subject to Section 6.12 of the Credit Agreement, such Grantor has delivered to the Administrative Agent a complete and correct copy of each Material Government Contract, including all amendments, supplements and other modifications thereto to the extent permitted by law.

(h) No amount in excess of $250,000 that is payable to such Grantor under or in connection with any Material Government Contract is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.

4.9 Intellectual Property. (a) Schedule 4.9(a) lists (i) all Registered United States Patents and Trademarks owned by such Grantor in its own name on the date hereof, and (ii) Registered United States Copyrights, as set forth therein.

(b) On the date hereof, to such Grantor’s Actual Knowledge, all material Intellectual Property owned by such Grantor is valid, subsisting, and unexpired, and has not been abandoned and is not being infringed by any other Person.

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(c) No holding, decision or judgment has been rendered by any Governmental Authority against such Grantor which would limit or cancel the validity of, or such Grantor’s rights in, any Intellectual Property owned by such Grantor in any respect that could reasonably be expected to have a Material Adverse Effect.

(d) No claim, action or proceeding is pending, or, to the knowledge of such Grantor, has been threatened in writing, on the date hereof (i) seeking to limit or cancel the validity of any Intellectual Property that is material to the operation of the Business or such Grantor’s ownership interest therein, or (ii) which, if such claim, action or proceeding resulted in an adverse decision, would reasonably be expected to have a material adverse effect on the value of any such Intellectual Property.

4.10 Commercial Tort Claims.

(a) On the date hereof, except to the extent described on Schedule 3.1, no Grantor has rights in any Commercial Tort Claim with potential value in excess of $1, 000,000.

(b) Upon the filing of a financing statement identifying the Commercial Tort Claim referred to in Section 5.9 hereof against such Grantor in the jurisdiction specified in Schedule 3 hereto, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for unrecorded liens permitted by the Credit Agreement which have priority over the Liens on such Collateral by operation of law.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full:

5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount in excess of $250,000 that is payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or tangible Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.2 Maintenance of Insurance. (a) Such Grantor will maintain, or cause to be maintained, insurance coverage as required by Section 6.5 of the Credit Agreement, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent.

(b) All such insurance shall, except as otherwise reasonably determined by the Administrative Agent, (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) insure such Grantor and the Secured Parties against liability for personal injury and property damage relating to the Collateral, (iii) name the Administrative Agent as insured party and loss payee and (iv) be reasonably satisfactory in all other respects to the Administrative Agent.

5.3 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at

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least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral or incur Liens permitted by the Credit Agreement.

(b) Such Grantor will furnish to the Administrative Agent and the Lenders from time to time supplements to the schedules further updating or identifying and describing the assets and property of such Grantor as the Administrative Agent may reasonably request, all in reasonable detail.

(c) Subject to Section 5.11, at any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby, (ii) filing Intellectual Property Short Form Security Agreements substantially in the form of Annex 2 hereof and (iii) in the case of Investment Property, Deposit Accounts, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto; provided that this clause (iii) shall not require any Grantor (x) to enter into any control agreement with respect to any Deposit Account or Securities Account or (y) to take any action (other than the filing of a Uniform Commercial Code financing statement) with respect to any Letter-of-Credit Right with a value individually of less than $250,000.

5.4 Changes in Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization or the location of its chief executive office or principal place of business from that referred to in Section 4.3 or (ii) change its name.

5.5 Notices. Such Grantor will advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:

(a) any Lien (other than security interests created hereby or Permitted Liens) on any of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

(b) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of all of the Collateral taken as a whole or on the security interests created hereby.

5.6 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the Secured Parties, hold the same in trust for the Administrative Agent and the Lenders and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power

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covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. At any time after the occurrence and during the continuation of an Event of Default, upon request by the Administrative Agent any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations. This Section 5.6(a) shall be subject in all respects to the limitations set forth in Section 4.6.

(b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof, (iii) create, incur or permit to exist any Lien (other than Permitted Liens) or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof, in each case, except pursuant to any transactions that would not violate the Credit Agreement, this Agreement or any other Loan Document.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

5.7 Material Government Contracts. (a) Such Grantor will perform and comply in all material respects with all its obligations under the Material Government Contracts.

(b) Such Grantor will not amend, modify, terminate (prior to the stated expiration date) or waive any provision of any Material Government Contract in any manner which could reasonably be expected to materially adversely affect the aggregate value of all Material Government Contracts, taken as a whole, as Collateral.

(c) Such Grantor will exercise promptly and diligently each material right which it may have under each Material Government Contract (other than any right of termination).

(d) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it from any party that owes obligations relating to any Material Government Contract that contests the validity or enforceability of such Contract to the extent that disclosure of such document is not prohibited by law.

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(e) Such Grantor shall (i) on each date that the Borrower is required to deliver financial statements pursuant to Section 6.1(a) or (b) of the Credit Agreement, deliver to the Administrative Agent an update and supplement to Schedule 7, identifying any new Material Government Contracts entered into since the last date financial statements were delivered pursuant to Section 6.1(a) and (b) of the Credit Agreement (or, with respect to the first such date financial statements are delivered pursuant to such Sections, since the date hereof), and (ii) within fifteen days of such notice or, in the case of the Material Government Contracts existing on the Closing Date, within ninety days of the Closing Date, deliver to the Administrative Agent such documentation reasonably necessary to comply with the Assignment of Claims Act of 1940 with respect to the assignment of the right of payment in respect of all Material Government Contracts. The Administrative Agent shall not submit such documentation to any applicable Governmental Authority unless an Event of Default has occurred and is continuing. In such event, each such Grantor shall cooperate with the Administrative Agent to facilitate the submission of such documentation and use commercially reasonably efforts to obtain the consent of the applicable Governmental Authority party to each such Material Government Contract in respect of the assignment of such claims, but any failure to receive such consent shall not constitute a Default.

5.8 Intellectual Property. (a) Such Grantor (either itself or through licensees) will use commercially reasonable efforts to (i) use any material Registered Trademark owned by such Grantor in a manner that would not result in abandonment of such Trademark, (ii) maintain as in the past the quality of products and services offered under such material Registered Trademark, (iii) use such material Registered Trademark with all notices and legends required by applicable Requirements of Law, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such material Trademark may become invalidated.

(b) Except as permitted pursuant to Section 5.8(i), such Grantor will use commercially reasonable efforts not to do any act, or knowingly omit to do any act, whereby any material issued letter Patent may become forfeited, abandoned or dedicated to the public, except at the end of the life of such Patent.

(c) Such Grantor will use commercially reasonable efforts not to (and will use commercially reasonable efforts not to permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material Copyright may become invalidated or abandoned.

(d) Such Grantor will not intentionally infringe the Intellectual Property of any other Person.

(e) Such Grantor has taken commercially reasonable steps to safeguard its Trade Secrets and, to its Actual Knowledge, none of the Trade Secrets owned by such Grantor has been used, divulged, or disclosed to any other Person other than such Grantor or its employees, agents, licensees or customers who are bound by confidentiality obligations that reasonably protect the interest of such Grantor.

(f) Such Grantor will notify the Administrative Agent and the Lenders immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

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(g) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee acquires or becomes an exclusive licensee of any United States Intellectual Property application or registration, or files an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within thirty Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, an Intellectual Property Short Form Security Agreement substantially in the form of Annex 2 hereof and any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Lenders’ security interest in the foregoing to the extent owned by or exclusively licensed by such Grantor.

(h) Such Grantor will take reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property owned by such Grantor, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, and payment of maintenance fees, unless such Grantor decides, in its reasonable business judgment, not to pursue or maintain any such application or registration.

(i) In the event that, to the Actual Knowledge of such Grantor, any material Intellectual Property owned by such Grantor is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such material Intellectual Property and (ii) promptly notify the Administrative Agent after it learns thereof.

5.9 Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $1,000,000, such Grantor shall within 30 days of obtaining such interest sign and deliver documentation acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

5.10 Receivables. To the extent permitted by applicable law, such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it from one or more parties that owe obligations in respect of Receivables to such Grantor contesting the validity or enforceability of more than 10% of the aggregate amount of all then outstanding Receivables of all Grantors taken as a whole.

5.11 Perfection of Assets Covered by Certificates of Title. Prior to the occurrence and continuance of any Event of Default, except to the extent perfection may be accomplished by the filing of financing statements under the Uniform Commercial Code, nothing herein shall obligate any Grantor to take any actions to perfect the security interest granted pursuant to this Agreement in any Vehicles or equipment or other property of any Grantor constituting Collateral covered by certificates of title (except if the aggregate value thereof for all Grantors is $500,000 or more, in which event, the applicable Grantors shall be required to notify the Administrative Agent promptly of their interest therein and to take the actions specified in the immediately succeeding sentence promptly following the request of the Administrative Agent). During the continuance of an Event of Default, promptly following the request of the Administrative Agent, all applications for certificates of title/ownership indicating the Administrative Agent’s security interest in any Vehicle or any other such property constituting Collateral covered by such certificate, and any other necessary documentation, shall be filed in each office in each jurisdiction which the Administrative Agent shall deem necessary to perfect its security interests in any such Vehicles or other such property constituting Collateral covered by certificates of title.

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SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables. (a) After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right with notice to the Borrower to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall, to the extent permitted by applicable law, furnish all such assistance and information as the Administrative Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) After the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s request, each Grantor shall deliver to the Administrative Agent all original and other documents in its possession and control evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, as the Administrative Agent shall reasonably request and to the extent permitted by applicable law.

6.2 Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts.

(b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise

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thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Stock and Pledged Notes. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the Borrower of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the Borrower (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in the order set forth in Section 6.5, and (ii) the Administrative Agent shall have the right to require that any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent after it has received written notice of the occurrence and continuance of an Event of Default from the Administrative Agent.

6.4 Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if

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an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5 Application of Proceeds. If an Event of Default shall have occurred and be continuing the Administrative Agent shall apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent under the Loan Documents;

Second, to the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Administrative Agent, for application by it towards prepayment of the Obligations until the Obligations have been paid in full, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, to the Borrower or to whomsoever may be lawfully entitled to receive the same, if any balance is remaining after the Obligations shall have been paid in full.

6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived to the extent not prohibited by law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released to the extent not prohibited by law. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select,

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whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including, without limitation, reasonable and documented attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in the order set forth in Section 6.5, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7 Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will use commercially reasonable efforts to cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are reasonably necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the Lenders, that the . Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable

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against such Grantor, and such Grantor hereby waives and (to the extent not prohibited by law) agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8 Subordination. Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Administrative Agent, all Indebtedness owing by it to any Subsidiary of the Borrower shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Obligations.

6.9 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Administrative Agent to collect such deficiency.

6.10 Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby (a) grants to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all Intellectual Property and the right to sue for past infringement of the Intellectual Property; and (b) irrevocably agrees that the Administrative Agent may sell any of such Grantor’s inventory directly to any person, including without limitation persons who have previously purchased the Grantor’s inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Agreement, may sell inventory which bears any Trademark owned by or licensed to such Grantor and any inventory that is covered by any Copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such inventory as provided herein. Anything in this Section 6.10 to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights hereunder unless an Event of Default shall have occurred and be continuing.

SECTION 7. THE ADMINISTRATIVE AGENT

7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

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(ii) in the case of any Registered United States Intellectual Property owned by such Grantor and any written license of Registered United States Intellectual Property to which any Grantor is an exclusive licensee, execute and deliver, and have recorded, Intellectual Property Short Form Security Agreements substantially in the form of Annex 2 hereof and any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Lenders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

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(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

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SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any-right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(b) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6 Set-Off. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right following the occurrence and during the continuance of an Event of Default, without notice to any Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Grantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Grantor. Each Lender agrees promptly to notify the relevant Grantor and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

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8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages;

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

25

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

8.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become, or that the Borrower desires to become, a party to this Agreement pursuant to Section 6.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15 Rights Relating to the Collateral. Notwithstanding the security interests created and to be created pursuant to the Security Documents, unless otherwise provided in the Security Documents, the Grantors shall retain and be entitled to exercise all their respective rights relating to the Collateral subject to the terms and conditions of the Security Documents.

8.16 Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Specified Swap Agreements and Specified Cash Management Agreements that are not then due and payable) shall have been paid in full, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall promptly deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and promptly execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

8.17 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

26

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

VCPH HOLDING CORP.

By:
Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

WOLVERINE HEALTHCARE ANALYTICS, INC.

By:
Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

Annex 1 to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of [             ], made by                                  (the “Additional Grantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Secured Parties”) in connection with the Guarantee and Collateral Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Guarantee and Collateral Agreement.

WITNESSETH:

WHEREAS, VCPH Holding Corp., (“Holdings”), Wolverine Healthcare Analytics, Inc., (as further defined in the Credit Agreement, the “Borrower”), the Lenders and the Administrative Agent have entered into a Credit Agreement, dated as of June 6, 2012 (as amended, replaced, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of June 6, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor and a Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor and a Guarantor thereunder and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, as collateral security for the payment when due of the Obligations of the Additional Grantor, a security interest in the Collateral. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement as they relate to the Additional Grantor and the Collateral owned by it is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

1

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

2

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

Supplement to Schedule 7

Annex 2

GRANT OF

SECURITY INTEREST IN [TRADEMARK/PATENT/COPYRIGHT] RIGHTS

This GRANT OF SECURITY INTEREST IN [TRADEMARK/ PATENT/ COPYRIGHT] RIGHTS (“Agreement”), effective as of                  , 2012 is made by [Grantor], a [state] [form of entity], located at [address] (the “Grantor”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of June 6, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VCPH Holding Corp., (“Holdings”), Wolverine Healthcare Analytics, Inc. (as further defined in the Credit Agreement, the “Borrower”), the Lenders and the Administrative Agent.

WITNESSETH:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein; and

WHEREAS, in connection with the Credit Agreement, the Grantors have executed and delivered the Guarantee and Collateral Agreement, dated as of June 6, 2012, in favor of the Administrative Agent (together with all amendments and modifications, if any, from time to time thereafter made thereto, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, the Grantor pledged and granted to the Administrative Agent for the benefit of the Secured Parties a continuing security interest in all of Grantor’s right, title and interest in and to intellectual property owned by such Grantor, including the Trademarks/Patents/Copyrights set forth on Schedule A hereto; and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce the Lenders to make extensions of credit to the Borrower pursuant to the Credit Agreement, the Grantor agrees, for the benefit of the Agent and the Secured Parties, as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement and the Security Agreement.

SECTION 2. Grant of Security Interest. The Grantor hereby pledges and grants a continuing security interest in, and a right of setoff against, and agrees to assign, transfer and convey, upon demand made upon the occurrence and during the continuance of an Event of Default without requiring further action by either party and to be effective upon such demand, all of the Grantor’s right, title and interest in, to and under the Trademarks/Patents/Copyrights set forth on Schedule A hereto (collectively, the “Collateral”), to the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties to secure payment, performance and observance of the Obligations.

SECTION 3. Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the [United States / other jurisdiction] [Patent and Trademark] [ Copyright] Office. The security interest granted hereby has been granted to the Secured Parties in connection with the Security Agreement and is expressly subject to the terms and conditions thereof. The Security Agreement (and all rights and remedies of the Secured Parties thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4. Acknowledgment. Grantor does hereby further acknowledge and affirm that the rights and remedies of the Secured Parties with respect to the security interest in the Collateral granted hereby are more fully set forth in the Credit Agreement and the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 5. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

(Remainder of the page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[GRANTOR]

By:
Name:
Title:
Date:

JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Secured Parties

By:
Name:
Title:
Date:

Schedule A

U.S. [Patent/Trademark/Copyright] Registrations and Applications and Exclusive Inbound Licenses of

Same

EXECUTION COPY

EXHIBIT B

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.2(b) of the Credit Agreement, dated as of                     , 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among VCPH Holding Corp. (“Holdings”), Wolverine Healthcare Analytics, Inc. (as further defined in the Credit Agreement, the “Borrower”), the Lenders party thereto, the Co-Documentation Agents and Syndication Agent named therein and JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned hereby certifies in his capacity as a [INSERT TITLE OF RESPONSIBLE OFFICER] of the Borrower and not in his individual capacity (and without any personal liability), as follows:

1. I am the duly elected, qualified and acting [INSERT TITLE OF RESPONSIBLE OFFICER] of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenant set forth in Section 7.1 of the Credit Agreement.

[signature page follows]

IN WITNESS WHEREOF, I have executed this Certificate this                  day of         , 20     .

WOLVERINE HEALTHCARE ANALYTICS, INC.

By:
Name:
Title:

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 2

to Compliance Certificate

The information described herein is as of             ,         , and pertains to the period from             ,          to                          ,         .

[Set forth Covenant Calculations under Section 7.1 of the Credit Agreement]

Consolidated Senior Secured Leverage Ratio Calculations

1. Consolidated Total Debt, as at the last day of any period, which is purported to be secured on such day: (i) – (ii)	$[ , , ]

(i)      the aggregate stated amount of all Indebtedness of the Borrower and its Restricted Subsidiaries that would appear on a balance sheet at such date, prepared on a consolidated basis in accordance with GAAP, equal to the sum of clauses (a) through (c) below:

$[ , , ]

(a) all indebtedness for borrowed money:	$[ , , ]

(b) all obligations evidenced by notes, bonds, debentures or other similar instruments:	$[ , , ]

(c) all obligations, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements:	$[ , , ]

(ii) Unrestricted Cash as of such date:	$[ , , ]

2. Consolidated EBITDA for such period[1]: (i) – (ii) + (iii)[2] [+[ ][3] [ ][4] [ ]5]	$[ , , ]

(i) the sum of (a) plus, to the extent reducing (and not added back to) such Consolidated

[1]

Consolidated EBITDA shall be calculated without regard to effects of adjustments pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any Permitted Acquisition, including, without limitation, write-offs of acquired in-process research and development, amortization of inventory write-ups, amortization of acquisition-related intangibles, write-offs of deferred revenue and any gain or loss attributable to the extinguishment of any (1) Indebtedness or (2) derivative instruments of the Borrower or any of its Restricted Subsidiaries

[2]

With respect to the four consecutive fiscal quarters of the Borrower ending with the fiscal quarter of Q2 2012, items (i), (ii) and (iii) shall be calculated for the fiscal quarter of Q2 2012. With respect to the four consecutive fiscal quarters of the Borrower ending with the fiscal quarter of Q3 2012, items (i), (ii) and (iii) shall be calculated for the fiscal quarters of Q2 2012 and Q3 2012. With respect to the four consecutive fiscal quarters of the Borrower ending with the fiscal quarter of Q4 2012, items (i), (ii) and (iii) shall be calculated for the fiscal quarters of Q2 2012, Q3 2012 and Q4 2012.

[3]

With respect to the four consecutive fiscal quarters of the Borrower ending with the fiscal quarter of Q2 2012, add $102,400,000 representing the aggregate amount of Consolidated EBITDA of the fiscal quarters of Q3 2011, Q4 2011 and Ql 2012.

[4]

With respect to the four consecutive fiscal quarters of the Borrower ending with the fiscal quarter of Q3 2012, add $68,400,000 representing the aggregate amount of Consolidated EBITDA of the fiscal quarters of Q4 2011 and Ql 2012.

[5]

With respect to the four consecutive fiscal quarters of the Borrower ending with the fiscal quarter of Q4 2012, add $34,000,000 representing the aggregate amount of Consolidated EBITDA of the fiscal quarter of Ql 2012.

Net Income (other than in the case of clauses (g) and (k) hereof):	$[ , , ]

(a) Consolidated Net Income	$[ , , ]

(b)     tax expense for such period based on income, profit or capital (including (x) state and local income or profits taxes and franchise taxes and the non-U.S. equivalent thereof and (y) tax expenses of Foreign Restricted Subsidiaries and foreign withholding tax paid or accrued for such period):

$[ , , ]

(c) Consolidated Interest Expense for such period;	$[ , , ]

(d)     the total amount of depreciation and amortization expenses (including amortization of goodwill and other intangibles and all expenditures in respect of licensed or purchased software or internally developed software and software enhancements that are, or are required to be reflected as, capitalized costs, but excluding amortization of prepaid cash expenses that were paid in a prior period and added back) for such period:

$[ , , ]

(e)     to the extent permitted to be made under Section 7.10(a), any fees (including termination fees) and related indemnities and expenses paid or accrued by the Borrower in such period pursuant to the terms of the Advisory Agreement; provided that any accrued amounts included under this clause (e) in any period shall not be counted again in such period or any other period:

$[ , , ]

(f)      any other non-cash charges, expenses and losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges, expenses and losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period):

$[ , , ]

(g)     cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Net Income pursuant to clause (ii) below for any previous period and not added back:

$[ , , ]

(h)     any non-cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write downs related to intangible assets, long-lived assets, investments in debt and equity securities or otherwise as a result of a change in law or regulation (including the amortization of the consideration for any non-competition agreements entered into in connection with the Transactions):

$[ , , ]

(i)      non-cash charges and expenses relating to employee benefit or other management compensation plans of any direct or indirect parent of the Borrower (to the extent such non-cash charges relate to plans of any direct or indirect parent of the Borrower for the benefit of members of the board of directors of the Borrower (in their capacity as such) or employees of Borrower and its Restricted Subsidiaries), the Borrower or any of its Restricted Subsidiaries or any non-cash compensation charge and other non-cash expenses or charges arising from any grant, issuance or repricing of stock appreciation or similar rights, stock, stock options, restricted stock or other equity based awards of any direct or indirect parent of the Borrower (to the extent such non-cash charges relate to plans of any direct or indirect parent of Borrower for the benefit of members of the board of directors of the Borrower (in their capacity as such) or employees of the Borrower and its Restricted Subsidiaries), the Borrower or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period):

$[ , , ]

(j) any losses attributable to the extinguishment of any (1) Indebtedness or (2) derivative instruments of the Borrower or any of its Restricted Subsidiaries:	$[ , , ]

(k) any net loss from discontinued operations and any net after-tax loss on disposal of discontinued operations:	$[ , , ]

(l)      any one-time expenses (including transaction, restructuring and transition costs, fees and expenses (including diligence costs, cash severance costs, retention payments to employees, lease termination costs and reserves in accordance with GAAP)) or any amortization thereof, related to any Subject Transaction or any Investment, acquisition, asset disposition, equity offering, recapitalization, reorganization or incurrence of Indebtedness permitted hereunder (in each case, including any such transaction undertaken but not completed), including (1) such fees, expenses or charges related to the Transactions paid, taken or identified prior to June 15,2012 and (2) any amendment or other modification hereof; provided that the foregoing shall not include any fees, expenses or charges related to any transition services arrangements (other than any such fees, expenses or charges that would not have been incurred but for the Transactions (as certified in good faith in an officer’s certificate by the chief financial officer of the Borrower)):

$[ , , ]

(m)    accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Acquisition or the other transactions contemplated by the Loan Documents, the Related Agreements and the other Transactions in accordance with GAAP:

$[ , , ]

(n)     the amount of any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary deducted in such period in calculating Consolidated Net Income, net of any cash distributions made to such third parties in such period:

$[ , , ]

(o) Pro Forma Cost Savings:	$[ , , ]

(p) any extraordinary losses during such period in accordance with GAAP:	$[ , , ]

(q) any non-recurring or unusual expenses, losses or charges:	$[ , , ]

(ii) the sum of, without duplication:	$[ , , ]

(a)     non-cash income or gain increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expenses in a prior period after the Closing Date (which, for the avoidance of doubt, shall be deleted from Consolidated Net Income to the extent required by clause (i)(f) above), (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period or (3) the amortization of income and the accrual of revenue as income, in each case to the extent cash is not received in the current period:

$[ , , ]

(b) any net gain from discontinued operations or after-tax net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income:	$[ , , ]

(c) the amount of any minority interest income consisting of losses attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary:	$[ , , ]

(d) any extraordinary, non-recurring or unusual cash income or gains to the extent increasing Consolidated Net Income; plus	$[ , , ]

(e) any gains attributable to the extinguishment of any (1) Indebtedness or (2) derivative instruments of the Borrower or any of its Restricted Subsidiaries: .	$[ , , ]

(iii)   To the extent not already included in the Consolidated Net Income of the Borrower and its Restricted Subsidiaries, the amount of net cash proceeds received by the Borrower and its Restricted Subsidiaries from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment under Section 7.8(d) of the Credit Agreement, any Permitted Acquisition or any Asset Sale (or other Disposition) permitted under the Credit Agreement:

$[ , , ]

3. Consolidated Senior Secured Leverage Ratio: (1)/(2)	[ ] to 1.00

EXECUTION COPY

EXHIBIT C

FORM OF CLOSING CERTIFICATE

Pursuant to Section 5.1(h) of the Credit Agreement, dated as of                     , 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”; terms defined therein being used herein as therein defined), among VCPH Holding Corp. (“Holdings”), Wolverine Healthcare Analytics, Inc. (as further defined in the Credit Agreement, the “Borrower”), the Lenders party thereto, the Co-Documentation Agents and Syndication Agent named therein and JPMorgan Chase Bank, N. A. (in such capacity, the “Administrative Agent”), the undersigned [President] of [             ] (the “Certifying Loan Party”) hereby certifies in his capacity as [President] of the Certifying Loan Party and not in his individual capacity, as follows:

1. The representations and warranties of the Certifying Loan Party set forth in Sections 4.3(a), 4.4 (with respect to the first, second, fourth and fifth sentences), 4.5 (to the extent relating to charter documents), 4.11, 4.14, 4.16, 4.19(a) and (b) (subject to the limitations set forth in Sections 5.1(k) and (1)), 4.20,6 4.23 and 4.24 are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. [             ] is the duly elected and qualified Secretary of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.

3. The conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied prior to or substantially concurrently with the initial extension of credit under the Credit Agreement (unless otherwise provided by Section 6.12).

The undersigned Secretary of the Certifying Loan Party certifies, in his capacity as Secretary of the Certifying Loan Party and not in his individual capacity, as follows:

1. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Certifying Loan Party.

2. The Certifying Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

3. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Certifying Loan Party on                     , 2012 authorizing the

[6]	Only Thomson Reuters (Healthcare) Inc. will certify as to the accuracy of the representations and warranties contained in Section 4.20.

execution, delivery, and performance of the Loan Documents to which it is a party; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

4. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Certifying Loan Party as in effect on the date hereof.

5. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Certifying Loan Party as in effect on the date hereof.

6. The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

[signature page follows]

Name	Office	Signature

President

Secretary

Senior Vice President, Chief Financial Officer And Treasurer

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title: President	Title: Secretary

Date: , 2012

Annex 1

[Resolutions]

Annex 2

[By-Laws]

Annex 3

[Certificate of Incorporation]

EXECUTION COPY

EXHIBIT D-1

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of             , 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among VCPH Holding Corp. (“Holdings”), Wolverine Healthcare Analytics, Inc. (as further defined in the Credit Agreement, the “Borrower”), the Lenders party thereto, the Co-Documentation Agents and Syndication Agent.named therein and JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including its obligation, if any, pursuant to Section 2.19(f) of the Credit Agreement.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto or, if later, the date such Assignment is recorded (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent and in no case shall be prior to the date of recordation).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

8. This Assignment and Assumption may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which when taken together shall constitute one and the same instrument. Delivery of an executed signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to Assignment and Assumption with respect to

the Credit Agreement, dated as of                     , 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among VCPH Holding Corp. (“Holdings”), Wolverine Healthcare Analytics, Inc. (as further defined in the Credit Agreement, the “Borrower”), the Lenders party thereto, the Co-Documentation Agents and Syndication Agent named therein and JPMorgan Chase Bank, N.A., (in such capacity, the “Administrative Agent”).

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned[7]	Commitment Percentage Assigned
	$	- %

[Name of Assignee]	[Name of Assignor]

By:	By:
Name:	Name:
Title:	Title:

Accepted for Recordation in the Register:	Required Consents (if any):

JPMORGAN CHASE BANK, N.A., as Administrative Agent	[[ ], as Borrower

By:	By:
Name:	Name:
Title:	Title:][8]

[7]

The amount of the Principal Amount Assigned shall not be less than $5,000,000 (and $1,000,000 in the case of Tranche B Term Facility or the Incremental Term Facility), unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any.

[JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title: ][9]

[[ ], as Issuing Lender

By:
Name:
Title: ][10]

[8]

Borrower’s consent is not required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, any other Person, and shall be deemed given if Borrower has not objected to a proposed assignment within five Business Days of notice thereof.

[9]	Administrative Agent’s consent is not required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
[10]	Issuing Lender’s consent is not required for an assignment of all or any portion of a Term Loan.

EXECUTION COPY

EXHIBIT D-2

FORM OF

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of                     , 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among VCPH Holding Corp. (“Holdings”), Wolverine Healthcare Analytics, Inc. (as further defined in the Credit Agreement, the “Borrower”), the Lenders, the Co-Documentation Agents and Syndication Agent named therein and JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

1.	The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2.	The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3.	The Assignee represents and warrants that (a) it is legally authorized to enter into this Assignment and Assumption; (b) it is an Affiliated Lender pursuant to Section 10.6(g) of the Credit Agreement; (c) no Default or Event of Default has occurred or is continuing or would result from this Assignment and Assumption; and (d) the other terms and conditions with respect to this Assignment and Assumption set forth in Section 10.6(g) of the Credit Agreement have been satisfied. For the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Affiliated Lender.

4.	The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (d) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including its obligation, if any, pursuant to Section 2.19(f) of the Credit Agreement. Without limitation of the foregoing, the Assignee acknowledges and agrees to the provisions of Sections 10.1(b) and (c) and 10.6(g) of the Credit Agreement.

5.	The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto or, if later, the date such Assignment is recorded (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent and in no case shall be prior to the date of recordation).

6.	Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]

7.	From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

8.	This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

9.	This Assignment and Assumption may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which when taken together shall constitute one and the same instrument. Delivery of an executed signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

EXECUTION COPY

Schedule 1

to Assignment and Assumption with respect to

the Credit Agreement, dated as of             , 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among VCPH Holding Corp. (“Holdings”), Wolverine Healthcare Analytics, Inc. (as further defined in the Credit Agreement, the “Borrower”), the Lenders, party thereto, the Co-Documentation Agents and Syndication Agent named therein and JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”).

Name of Assignor:

Name of Assignee:

(a)	Assignee is an Affiliate of: [Name of Lender]

(b)	Assignee is an Approved Fund administered or managed by: [Name of Lender] [an affiliate of [Name of Lender]] [an entity or an Affiliate of an entity that administers or manages [Name of Lender]]

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned[1][1]	Commitment Percentage Assigned
	$	- %

[Name of Assignee]	[Name of Assignor]

By:	By:
Name:	Name:
Title:	Title:

Accepted for Recordation in the Register:	Required Consents (if any):

JPMORGAN CHASE BANK, NA., as Administrative Agent	[NAME OF BORROWER], as Borrower

By:	By:

[11]

No Term Loan may be assigned to an Affiliated Lender if after giving effect to such assignment, Affiliated Lenders in the aggregate would own in excess of 20% of the principal amount of all Term Loans then outstanding.

Name:	Name:
Title:	Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXECUTION COPY

EXHIBIT E-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of             , 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among VCPH Holding Corp. (“Holdings”), Wolverine Healthcare Analytics, Inc. (as further defined in the Credit Agreement, the “Borrower”), the Lenders party thereto, the Co-Documentation Agents and Syndication Agent named therein and JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on or with this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[  ]

EXECUTION COPY

EXHIBIT E-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of             , 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among VCPH Holding Corp. (“Holdings”), Wolverine Healthcare Analytics, Inc. (as further defined in the Credit Agreement, the “Borrower”), the Lenders party thereto, the Co-Documentation Agents and Syndication Agent named therein and JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W8-BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on or with this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[  ]

EXECUTION COPY

EXHIBIT E-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of              , 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among VCPH Holding Corp. (“Holdings”), Wolverine Healthcare Analytics, Inc. (as further defined in the Credit Agreement, the “Borrower”), the Lenders party thereto, the Co-Documentation Agents and Syndication Agent named therein and JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on or with this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[   ]

EXECUTION COPY

EXHIBIT E-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of                     , 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among VCPH Holding Corp. (“Holdings”), Wolverine Healthcare Analytics, Inc. (as further defined in the Credit Agreement, the “Borrower”), the Lenders party thereto, the Co-Documentation Agents and Syndication Agent named therein and JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881 (c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on or with this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

EXECUTION COPY

EXHIBIT F

FORM OF INCREASED FACILITY ACTIVATION NOTICE

To:	JPMorgan Chase Bank, N.A., as Administrative Agent
under the Credit Agreement referred to below

Reference is made to the Credit Agreement, dated as of                         , 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among VCPH Holding Corp. (“Holdings”), Wolverine Healthcare Analytics, Inc. (as further defined in the Credit Agreement, the “Borrower”), the Lenders party thereto, the Co-Documentation Agents and Syndication Agent named therein and JPMORGAN CHASE BANK, N.A. (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

This notice is an Increased Facility Activation Notice referred to in Section 2.24 of the Credit Agreement, and the Borrower and each of the Lenders party to this Increased Facility Activation Notice notify the Administrative Agent of the following pursuant to Section 2.24. of the Credit Agreement:

1. Each Lender party hereto agrees to make Incremental Term Loans or obtain or increase the amount of its Revolving Commitments as set forth opposite such Lender’s name on the signature pages hereof.

2.	The Increased Facility Closing Date is .

3.	The aggregate principal amount of Incremental Term Loans contemplated hereby is $ .

4.	The aggregate principal amount of Revolving Commitments contemplated hereby is $ .

In the case of Incremental Term Loans:

1.	The Incremental Term Maturity Date is .

2.	The amortization schedule for the Incremental Term Loans is attached hereto as Annex I.

3.	The Applicable Margin for the Incremental Term Loans is .

The agreement of each Lender party hereto to make the Incremental Term Loans or obtain or increase its Revolving Commitments is subject to the satisfaction, prior to or concurrently with the making of such commitment or extension of credit on the Increased Facility Closing Date, of the following conditions precedent:

(a) The Administrative Agent shall have received this notice, executed . and delivered by the Borrower and each Lender party hereto.

(b) [Insert other applicable conditions precedent, including, without limitation, delivery of a closing certificate from the Borrower and amendments to the Security Documents (to the extent necessary).]

(c) (i) Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly date to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date, and (ii) no Default or Event of Default shall have then occurred and be continuing.

[Signature page follows]

[NAME OF BORROWER]

By:
Name:
Title:

Incremental Term Loans Amount	[NAME OF LENDER]
$

By:
Name:
Title:

Revolving Commitment Amount $	[NAME OF LENDER]

By:
Name:
Title:

CONSENTED TO: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[[ ], as Issuing Bank

By:
Name:
Title:]

EXHIBIT F

Annex I

[Incremental Term Loans Amortization Schedule]

EXECUTION COPY

EXHIBIT G

FORM OF NEW LENDER SUPPLEMENT

SUPPLEMENT, dated                 , to the Credit Agreement, dated as of                 , 2012 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among VCPH Holding Corp. (“Holdings”), Wolverine Healthcare Analytics, Inc. (as further defined in the Credit Agreement, the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), the Co-Documentation Agents and Syndication Agent named therein and JPMORGAN CHASE BANK, N.A. (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

WITNESSETH:

WHEREAS, the Credit Agreement provides in Section 2.24 thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) and in the case of an Incremental Revolving Facility, the Issuing Bank (which consent shall not be unreasonably withheld) in connection with a transaction described in Section 2.24 thereof by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned now desires to become a party to the Credit Agreement;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1. The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by the Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Revolving][Incremental Term Loan] Commitment of $                                     .

2. The undersigned (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it has made and will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit

Agreement, the other Loan. Documents or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, without limitation, its obligations pursuant to Section 2.19[(f)] of the Credit Agreement.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

4. This Supplement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which when taken together shall constitute one and the same instrument. Delivery of an executed signature page of this Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF LENDER]

By:
Name:
Title:

Accepted this              day of                 , 200    .

[NAME OF BORROWER]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[[ ],
as Issuing Bank

By:
Name:
Title:]